Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

COHN ROBBINS HOLDINGS CORP.,

Allwyn Entertainment AG,

ALLWYN US HOLDCO LLC,

ALLWYN SUB LLC

and

SAZKA ENTERTAINMENT AG

dated as of January 20, 2022

i

(continued)

(continued)

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Exhibits

Exhibit A	Relationship Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Organizational Documents of Swiss NewCo
Exhibit D	Form of Incentive Award Plan

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of January 20, 2022 (this “Agreement”), is made and entered into by and among Cohn Robbins Holdings Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“Swiss NewCo”), Allwyn US Holdco LLC, a Delaware limited liability company and direct wholly owned subsidiary of Swiss NewCo (“US HoldCo”), Allwyn Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US HoldCo (“DE Merger Sub”), and SAZKA Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (the “Company”) that is wholly and directly owned by the Company Shareholders (as defined below). Acquiror, the Company, Swiss NewCo, US HoldCo and DE Merger Sub are collectively referred to herein as the “Parties” and each individually referred to herein as a “Party.”

RECITALS

WHEREAS, (a) Acquiror is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, (b) Swiss NewCo is a newly formed entity, wholly owned by KKCG AG, a Swiss stock corporation (Aktiengesellschaft) (“KKCG”) and majority holder of the Company Capital Stock (as defined below), and formed for the purpose of this Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the transactions contemplated hereby and thereby (the “Transactions”) and the other documents and the transactions contemplated thereby, including to act as the publicly traded holding company for the Company and its businesses after the Acquisition Closing (as defined below), (c) US HoldCo is a newly formed, wholly owned, direct subsidiary of Swiss NewCo, formed for the sole purpose of the Transactions and (d) DE Merger Sub is a newly formed, wholly owned direct subsidiary of US HoldCo, formed for the sole purpose of the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, Swiss NewCo and certain investors (the “PIPE Investors”) have entered into subscription agreements, dated on or around the date hereof (as amended or modified from time to time, the “Subscription Agreements”), pursuant to which the PIPE Investors who are parties thereto have committed, on the terms and subject to the conditions of the Subscription Agreements, to subscribe for and purchase a number of Swiss NewCo Class B Shares (as may be increased pursuant to Additional Subscription Agreements, the “PIPE Shares”) equal to the product of (x) 35,300,000 multiplied by (y) the Class B Exchange Ratio (as defined below) for consideration in the aggregate amount of $353,000,000;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Acquiror Class B Holders (as defined below) have executed and delivered to the Company (a) a Sponsor Agreement, dated as of the date hereof (the “Sponsor Agreement”), pursuant to which the Acquiror Class B Holders have agreed to, among other things, (i) prior to the Merger Effective Time (as defined below), exchange their shares of Acquiror Class B Common Stock and Acquiror Private Placement Warrants for shares of Acquiror Class A Common Stock and Acquiror Private Placement Warrants on the terms and subject to the conditions set forth in the Sponsor Agreement (the “Founder Recapitalization”) such that, immediately prior to the Merger Closing (as defined below), there shall cease to be outstanding any shares of Acquiror Class B Common Stock, (ii) certain vesting and forfeiture provisions with respect to the Swiss NewCo Class B Shares held by Sponsor immediately after the Merger Effective Time; and (b) a Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Acquiror Class B Holders have agreed to, among other things, (i) vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) waive certain anti-dilution adjustments and (iii) waive certain redemption rights.

WHEREAS, prior to the Merger Effective Time, (i) KKCG will transfer all the Company Common Stock and (ii) the PIPE Investors will transfer the PIPE Investment Amount to the Exchange Agent (as defined below);

WHEREAS, subject to the terms and conditions hereof, at the Merger Effective Time and following the transfer of the Company Common Stock and the PIPE Investment Amount to the Exchange Agent, (a) Acquiror will merge with and into DE Merger Sub, the separate corporate existence of Acquiror will cease and DE Merger Sub will be the surviving company and wholly owned subsidiary of US HoldCo (the “Merger”); (b) as part of the Merger, US HoldCo will issue membership interests of US HoldCo to the Exchange Agent, acting in its own name but for the account of Acquiror in exchange for a nominal amount of cash (as required by Law); (c) following the actions described in clause (b), (i) the Exchange Agent will contribute such membership interests of US HoldCo to Swiss NewCo in exchange for Swiss NewCo Class A Shares (as defined below) and Class B ordinary shares, nominal value CHF 0.04 per share (the “Swiss NewCo Class B Shares”), to be issued as KKCG Stock Consideration, Merger Consideration and PIPE Shares and (ii) Swiss NewCo will issue a right to acquire Swiss NewCo Ordinary Shares (a “Swiss NewCo Warrant”) in exchange for Acquiror Warrants to be transferred immediately to holders of Acquiror Warrants pursuant to a Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”) among Acquiror, Swiss NewCo and the Exchange Agent, in a form to be agreed upon among Acquiror, Swiss NewCo, the Exchange Agent and the Company, to be effective upon the Merger Closing (the “Warrant Conversion”); and (d) following the actions undertaken in clause (c), the Exchange Agent will transfer the Merger Consideration received in clause (c)(i) to the Acquiror Shareholders, and the Swiss NewCo Warrants to holders of Acquiror Warrants pursuant to the Warrant Conversion.

WHEREAS, following the consummation of the Merger and the receipt of Swiss NewCo Class B Shares by Acquiror Shareholders described above, on the Acquisition Closing Date (as defined below), DE Merger Sub will liquidate its assets to US HoldCo (the “DE Merger Sub Liquidation”) and, following such liquidation, US HoldCo will liquidate its assets to Swiss NewCo (the “HoldCo Liquidation” and together with the DE Merger Sub Liquidation, the “Liquidations”);

WHEREAS, following the consummation of the Liquidations, the Exchange Agent will contribute (a) the Company Common Stock currently owned by KKCG (but transferred before the Merger to the Exchange Agent into escrow) to Swiss NewCo with the Company becoming a wholly owned subsidiary of Swiss NewCo (i) partially against the Cash Consideration (as defined below) and (ii) partially as equity contribution into the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven) (the “Acquisition Transfer” and, together with the Merger, the “Acquisition Transactions”) and (b) the PIPE Investment Amount (as defined below) (transferred to the Exchange Agent before the Merger and held in escrow) as equity contribution into the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven). In return, the Exchange Agent will deliver (1) to KKCG the KKCG Stock Consideration (as defined below) received in the Recapitalization and (2) to KKCG the Cash Consideration and (3) to the PIPE Investors the PIPE Shares received in the Recapitalization;

WHEREAS, the Parties intend that, for United States federal income tax purposes (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the “Code”) and the applicable Treasury Regulations, and (ii) with respect to the Merger, this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations (the “SPAC Intended Tax Treatment”);

WHEREAS, the Boards of Directors of the Company, Swiss NewCo, US HoldCo, DE Merger Sub (collectively, the “Company Parties”) and KKCG have (a) determined that it is advisable for and in the best interests of the Company Parties and KKCG to enter into this Agreement and the other documents to which the Company Parties and KKCG, as applicable, are a party contemplated hereby, and (b) approved the execution and delivery of this Agreement and the other documents to which the Company Parties and KKCG, as applicable, are a party contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of Acquiror (the “Acquiror Board”) has (a) determined that it is advisable and in the best interests of Acquiror and its shareholders for Acquiror to enter into this Agreement and the other documents to which Acquiror is a party contemplated hereby and consummate the transactions contemplated hereby and thereby, (b) approved the execution, delivery and performance of this Agreement and the other documents to which Acquiror is a party contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the approval and adoption of this Agreement and the other documents to which Acquiror is a party contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders;

WHEREAS, in furtherance of the Transactions and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with the Transactions;

WHEREAS, in connection with the Transactions, at the Acquisition Closing Date, Swiss NewCo will repurchase of all of the Company’s preferred shares held by Primrose Holdings (Lux) S.à r.l (“Primrose”) in exchange for (a) the aggregate cash distribution referred to in clause (i) under the heading “Transactions” of the term sheet attached as Annex B (the “Primrose Cash Distribution”) to the Binding Letter Agreement and (b) a convertible note to be issued by Swiss NewCo, in each case, in accordance with the terms and subject to the conditions set forth in the Binding Letter Agreement (the “Primrose Restructuring”), all in accordance applicable Law;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, KKCG has executed and delivered to Acquiror a Company Support Agreement, dated as of the date hereof (the “Company Support Agreement”), pursuant to which KKCG has agreed, among other things, to vote in favor of the adoption and of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, at the Acquisition Closing, in connection with the Transactions, Swiss NewCo and certain persons who will be shareholders of Swiss NewCo after the Closings will enter into a Relationship Agreement (the “Relationship Agreement”) in substantially the form attached hereto as Exhibit A (with such changes as may be mutually agreed in writing by Acquiror and the Company), to be effective upon the Closings;

WHEREAS, at the Acquisition Closing, Swiss NewCo, the Acquiror Class B Holders, KKCG and certain of their respective Affiliates shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in substantially the form attached hereto as Exhibit B (with such changes as may be mutually agreed in writing by Acquiror and the Company), which shall be effective as of the Acquisition Closing; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged and, intending to be legally bound hereby, the Parties agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“2021 Year End Financials” has the meaning specified in Section 7.3(c).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Board Recommendation” has the meaning specified in Section 9.2(d).

“Acquiror Cancelled Shares” has the meaning specified in Section 3.1(a)(iv).

“Acquiror Class A Common Stock” means Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Holders” means holders of shares of Acquiror Class B Common Stock prior to the Founder Recapitalization.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 11.1(g).

“Acquiror D&O Persons” has the meaning specified in Section 7.8(a).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Financial Statements” means (i) the audited balance sheet as of December 31, 2020, and the related audited statements of operations, changes in shareholder’s equity and cash flows of Acquiror for the period from July 13, 2020 (inception) through December 31, 2020, together with the auditor’s reports thereon, and (ii) the unaudited balance sheet as of September 30, 2021, and the related unaudited statements of operations, changes in shareholder’s equity and cash flows of Acquiror for the nine months ended September 30, 2021.

“Acquiror Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Company Organization), Section 6.2 (Due Authorization), Section 6.12(b) and (c) (Capitalization) and Section 6.13 (Brokers’ Fees).

“Acquiror Nominee” has the meaning specified in Section 9.9.

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror Public Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror SEC Filings” has the meaning specified in Section 6.6.

“Acquiror Securities” has the meaning specified in Section 6.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of shares of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transactions.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of those Transaction Proposals identified in clauses (i) through (iii) of Section 9.2(c) by an affirmative vote of the applicable majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Acquiror Board and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror as of any applicable determination time prior to the Merger Closing.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 9.2(c).

“Acquiror Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by Acquiror or its Affiliates (whether or not billed or accrued for) (A) to the extent directly arising out of the negotiation, documentation and consummation of the transactions contemplated hereby or Acquiror’s initial public offering: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements (“Expenses”) of Acquiror’s financial advisors, investment banks, data room administrators, attorneys, accountants, auditors and other advisors and service providers (“Advisors”) (including any deferred underwriting commissions and placement fees incurred in connection with the PIPE Investment); (b) the filing fees incurred by Acquiror in connection with making any filings under Section 9.1; (c) the fees and expenses incurred by Acquiror in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 9.2; (d) repayment of any Working Capital Loans; (e) premiums, fees and other expenses relating to the “tail” insurance policy referred to in Section 7.8(c); and (f) any other fees and expenses to third-party advisors or third-party service providers as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby (the “Specified Acquiror Transaction Expenses”), (B) to the extent arising out of the customary operations of Acquiror (as a special purpose acquisition company, including expenses related to exploration of initial business combination opportunities) and related activities, including Expenses of Advisors, prior to October 1, 2021 (the “Historical Operations Expenses”); provided that Historical Operations Expenses shall not exceed $2,000,000 (the “Historical Operations Expenses Cap”); and (C) to the extent arising out of the customary operations of Acquiror (as a special purpose acquisition company) and related activities, including Expenses of Advisors, on or following October 1, 2021 (the “Customary Operations Expenses”), in each case of clauses (A) through (C), but subject to the immediately following sentence, solely to the extent such fees and expenses are incurred and unpaid as of the Acquisition Closing. Notwithstanding the foregoing, in the event that prior to the Acquisition Closing, Acquiror pays any Specified Acquisition Transaction Expenses or Customary Operations Expenses out of any Working Capital Loans, then the amount of such payments of Specified Acquisition Transaction Expenses or Customary Operations Expenses, as applicable, shall not be included in the determination of the Specified Acquisition Transaction Expenses or Customary Operations Expenses, as applicable, as of the Acquisition Closing; provided, however, that the corresponding amounts paid out of the Working Capital Loans shall be included in such determinations, as applicable (it being the intention of the parties that there be no duplication in the amount of such Specified Acquisition Transaction Expenses or Customary Operations Expenses, as applicable, included in the determination of the Specified Acquisition Transaction Expenses or Customary Operations Expenses, as applicable). Acquiror Transaction Expenses shall not include any fees or expenses of Acquiror’s stockholders (other than Working Capital Loans) to the extent not payable by Acquiror.

“Acquiror Transaction Expenses Cap” means $75,000,000.

“Acquiror Unit” means the units issued in Acquiror’s initial public offering consisting of one share of Acquiror Class A Common Stock and one-third of an Acquiror Warrant.

“Acquiror Warrant Agreement” means the Warrant Agreement, dated as of September 11, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

“Acquiror Warrants” means the Acquiror Public Warrants and the Acquiror Private Placement Warrants.

“Acquisition Closing” has the meaning specified in Section 2.2(c).

“Acquisition Closing Date” has the meaning specified in Section 2.2(c).

“Acquisition Effective Time” has the meaning specified in Section 2.2(b)(iii).

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries or (ii) fifteen percent (15%) or more of any class of equity or voting securities of (x) the Company or (y) one (1) or more Subsidiaries of the Company holding assets or producing revenue constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets or revenue of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets or producing revenue constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets or revenue of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets or producing revenue constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets or revenue of the Company and its Subsidiaries.

“Acquisition Transactions” has the meaning specified in the Recitals hereto.

“Acquisition Transfer” has the meaning specified in the Recitals hereto.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 9.2(c).

“Additional Subscription Agreement” means a subscription agreement in respect of the purchase or sale of Acquiror Class A Common Stock, Swiss NewCo Class B Shares, warrants or other securities in compliance with the exceptions set forth in Sections 7.1(k), 8.4(a)(vii) and 8.4(a)(viii).

“Adjournment Proposal” has the meaning specified in Section 9.2(c).

“Adjusted EBITDA” means, with respect to any Person, such Person’s Operating EBITDA, as adjusted, as the Company’s management deems appropriate, for (i) significant one-off items, (ii) non-operating items and (iii) business development costs.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vii).

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 11.1(b).

“Allwyn Group” has the meaning specified in Section 12.18(a).

“Ancillary Agreements” has the meaning specified in Section 12.10.

“Anti-Bribery Laws” means all applicable anti-corruption and bribery Laws (including, as applicable, the United Kingdom Bribery Act 2010, the U.S. Foreign Corrupt Practices Act, as amended, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable Laws concerning or relating to the prevention of money laundering or countering the financing of terrorism, including applicable Laws governing customer due diligence, licensing and registration, financial recordkeeping, and suspicious activity reporting.

“Antitrust Law” means any applicable antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Gaming Law” means, with respect to any Person, all applicable Laws, regulations, applicable codes and license conditions of any Gaming Regulatory Authority, in each case in force at the relevant time.

“Audited Financial Statements” has the meaning specified in Section 4.8(a)(i).

“Australian Corporations Act” has the meaning specified in Section 10.1(g).

“Available Acquiror Cash” has the meaning specified in Section 10.3(c).

“Binding Letter Agreement” shall mean that certain Letter Agreement, dated as of the date hereof, by and among Primrose, Swiss NewCo, KKCG, Sazka Group a.s. and the Company.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks in either New York, New York, or Lucerne, Switzerland or the Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Plan of Merger” has the meaning specified in Section 2.2(b)(i).

“Claim” has the meaning specified in Section 12.1.

“Class B Exchange Ratio” has the meaning specified in Section 3.1(a)(ii).

“Clifford” has the meaning specified in Section 12.18(b).

“Closings” means the Merger Closing and the Acquisition Closing.

“Code” has the meaning specified in the Recitals hereto.

“Collective Bargaining Agreement” means any collective bargaining agreement or any similar labor-related agreement or arrangement with any labor or trade union, employee representative body, works council or labor organization, in each case to which the Company or its Subsidiaries is party or by which it is bound.

“Commercial Register Lucerne” has the meaning specified in Section 2.2(b)(ii).

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” has the meaning specified in Section 4.6(a).

“Company Common Stock” has the meaning specified in Section 4.6(a).

“Company Consideration” means the KKCG Stock Consideration and the KKCG Cash Consideration.

“Company Cure Period” has the meaning specified in Section 11.1(f).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), Section 4.3 (Due Authorization), Section 4.6(a) and (c) (Capitalization of the Company), Section 4.7(b) (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees), the first sentence of Section 5.1 (Corporate Organization), Section 5.2 (Due Authorization), Section 5.3 (Capitalization) and Section 5.6 (Brokers’ Fees).

“Company IT Systems” means any computer hardware, Software, computer systems, workstations, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems and services, that are owned or controlled by the Company or its Subsidiaries.

“Company Preferred Stock” has the meaning specified in Section 4.6(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company, Swiss NewCo, US HoldCo or DE Merger Sub to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate, (v) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any Law or mandate, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law or directive, pronouncement or guideline or interpretation thereof after the date hereof or any material worsening of such conditions after the date hereof, (vi) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vii) any failure of the Company to meet any projections or forecasts (provided that this clause (vii) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (viii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers), (ix) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (ix) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Acquisition Closing with respect thereto), (x) any matter set forth on the Company Disclosure Letter that would not reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (xi) any action taken by, or at the written request of, Acquiror; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v), (vi) or (viii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Owned IP” has the meaning specified in Section 4.21(a).

“Company Parties” has the meaning specified in the Recitals hereto.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Share Capital Increase” has the meaning specified in Section 2.2(b)(ii).

“Company Share Contribution” has the meaning specified in Section 2.1.

“Company Shareholders” means, collectively, the holders of shares of Company Capital Stock as of any applicable determination time prior to the Acquisition Closing.

“Company Support Agreement” has the meaning specified in the Recitals.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company Parties or any of their Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of the Company’s financial advisors, investment banks, data room administrators, attorneys, accountants, and other advisors and service providers; (b) the filing fees incurred in connection with making any filings under Section 9.1; (c) the fees and expenses in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 9.2 and obtaining approval of the Stock Exchange under Section 7.7; (d) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee, independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom; (e) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company Parties or any of their Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement; and (f) any other fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, in each case of clauses (a) through (f), solely to the extent such fees and expenses are incurred and unpaid as of the Acquisition Closing. Company Transaction Expenses shall not include any fees or expenses of the Company’s equityholders.

“Confidentiality Agreement” has the meaning specified in Section 12.10.

“Contracts” means any written contracts, agreements, subcontracts, leases, and purchase orders.

“Control” has the meaning specified in the definition of “Affiliate.”

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any similar Law, mandate, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.

“COVID-19 Reasonable Response” means any reasonable action or inaction, including the establishment of any policy, procedure or protocol, by the Company and its Subsidiaries that the Company determines in its reasonable discretion is necessary, advisable or prudent in connection with (i) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (ii) ensuring compliance by the Company and its Subsidiaries with COVID-19 Measures applicable to any of them and/or (iii) in respect of COVID-19, protecting the health and safety of employees or other persons with whom the Company and its Subsidiaries and their personnel come into contact with during the course of business operations.

“CRHC Group” has the meaning specified in Section 12.18(a).

“DE Merger Sub” has the meaning specified in the Preamble hereto.

“DE Merger Sub Liquidation” has the meaning specified in the Recitals hereto.

“DE Surviving Company” has the meaning specified in Section 2.2(a).

“DGCL” means the Delaware General Corporation Law.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Enforceability Exceptions” has the meaning specified in Section 4.3(a).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights) and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 3.4(a).

“Exchange Agent Agreement” has the meaning specified in Section 3.4(a).

“Exchange Fund” has the meaning specified in Section 3.4(a).

“Extended End Date” has the meaning specified in Section 11.1(b).

“Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“Founder Recapitalization” has the meaning specified in the Recitals hereto.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Gaming Approvals” means all licenses, permits, approvals, orders, authorizations, registrations, ﬁndings of suitability, determinations of qualiﬁcation, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Regulatory Authority or under any Applicable Gaming Laws that are required of the applicable Party.

“Gaming Regulatory Authority” means any international, federal, state, local, foreign or any other competent governmental, regulatory or administrative authority, agency or other regulatory body or agency that has jurisdiction over (or is responsible for or involved in the regulation of) gambling, betting, gaming or gambling activities of the relevant Person from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs) and (h) other substance, material or waste, in each case of (a) - (h), which are regulated under any Environmental Law because of its dangerous or deleterious properties or characteristics or as to which liability may be imposed pursuant to Environmental Law.

“HoldCo Issuance” has the meaning specified in Section 2.2(b)(i).

“HoldCo Liquidation” has the meaning specified in the Recitals hereto.

“IFRS” means international financial reporting standards, consistently applied.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (c) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (d) the marked to market value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” except in connection with the purchase of any business, any post-Closing payment adjustments to which the Company may become entitled to the extent such payment is determined by a final Closing balance sheet or such payment depends on the performance of such business after the Closing, (f) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (e), and (g) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all intellectual property and industrial property rights of every kind and description throughout the world, including United States and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) trademarks, logos, service marks, trade dress, trade names, slogans, internet domain names, and other similar designations of source or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) copyrights and rights in copyrightable subject matter, including such corresponding rights in Software and other works of authorship; (iv) rights in algorithms, databases, compilations and data; (v) trade secrets and all rights to other confidential and proprietary information, know-how, proprietary processes, formulae, models, and methodologies (“Trade Secrets”); (vi) rights of publicity and privacy, (vii) moral rights and rights of attribution and integrity; (viii) social media addresses and accounts and usernames, account names and identifiers; and (ix) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“Intended Tax Treatment” has the meaning specified in Section 9.10(b).

“Interim Period” has the meaning specified in Section 7.1.

“Investment Company Act” means the Investment Company Act of 1940.

“JOBS Act” has the meaning specified in Section 6.7(a).

“Key Knowledge Persons” has the meaning specified in Section 7.1(o) of the Company Disclosure Letter.

“Kirkland” has the meaning specified in Section 12.18(b).

“Kirkland Privileged Communications” has the meaning specified in Section 12.18(b).

“KKCG” has the meaning specified in the Recitals hereto.

“KKCG Cash Consideration” has the meaning specified in Section 2.4.

“KKCG Stock Consideration” means an aggregate number of Swiss NewCo Class A Shares and Swiss NewCo Class B Shares equal to an aggregate par value of CHF 27,550,691, consisting of 2,015,069,102 Swiss NewCo Class A Shares and 185,000,000 Swiss NewCo Class B Shares; provided that the Company shall be entitled to update such allocation between Swiss NewCo Class A Shares and Swiss NewCo Class B Shares upon written notice to Acquiror.

“Knowledge” or “to the knowledge” has the meaning specified in Section 1.3.

“Labor Organization” has the meaning specified in Section 4.14(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Material Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.4(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority (but excluding Intellectual Property).

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Liquidations” has the meaning specified in the Recitals hereto.

“Local Counsels” has the meaning specified in Section 12.18(a).

“Material Contracts” has the meaning specified in Section 4.12(a).

“Material Permits” has the meaning specified in Section 4.18.

“Material Subsidiaries” means each Subsidiary of the Company whose assets or revenues are greater than 5% of the consolidated assets or revenues of the Company and its Subsidiaries, in each case, determined as of the date of determination or for the most recent four consecutive fiscal quarters ending prior to the date of such determine, as applicable.

“Merger” has the meaning specified in the Recitals.

“Merger Certificate” has the meaning specified in Section 2.2(b)(iii).

“Merger Closing” has the meaning specified in Section 2.2(c).

“Merger Closing Date” has the meaning specified in Section 2.2(c).

“Merger Consideration” has the meaning specified in Section 3.1(a)(ii).

“Merger Documents” has the meaning specified in Section 2.2(b)(i).

“Merger Effective Time” has the meaning specified in Section 2.2(b)(i).

“Modification in Recommendation” has the meaning specified in Section 9.2(d).

“Net Debt” means, with respect to any Person, the amount of such Person’s Indebtedness (excluding the Company’s preferred shares) less cash, cash equivalents and short term financial assets.

“Net Leverage” means, as of any date of determination and with respect to any Person, the ratio of Net Debt to Adjusted EBITDA for the most recent four completed consecutive fiscal quarters of such Person.

“Net Minimum Cash” is an amount equal to $850,000,000 less Transaction Expenses payable pursuant to Section 2.5(c).

“NYSE” means the New York Stock Exchange.

“Operating EBITDA” means, with respect to any Person, such Person’s consolidated profit before tax plus or minus, as applicable, finance cost, net, plus depreciation and amortization, plus impairment of tangible and intangible assets, including goodwill, plus restructuring costs, minus gain from premeasurement of previously held interest in equity method investee, plus or minus, as applicable, other gains and losses.

“Original End Date” has the meaning specified in Section 11.1(b).

“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries.

“Party” and “Parties” have the meaning specified in the Preamble hereto.

“PCAOB Financial Statements” has the meaning specified in Section 7.3(a).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet delinquent or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS or GAAP, as applicable, (ii) Liens for Taxes (A) not yet delinquent or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS or GAAP, as applicable, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, individually or in the aggregate, materially impair the value or materially interfere with the present use of the Realty, (iv) with respect to any Leased Real Property, (A) the interests and rights of the respective lessors with respect thereto, including any Lien on the lessor’s interest therein and statutory landlord liens securing payments not yet due and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, individually or in the aggregate, materially interfere with the current use of, or materially impair the value of, the Realty, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) reversionary rights in favor of landlords under any real property leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries and (ix) other Liens that do not materially and adversely affect (x) the value, use or operation of the asset subject thereto or (y) the operation of the businesses of the Company or any of its Material Subsidiaries, taken as a whole.

“Permitted Transaction” has the meaning specified in Section 7.1(e).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of any Swiss NewCo Class B Shares pursuant to the Subscription Agreements and the purchase of any Swiss NewCo Class B Shares or Acquiror Class A Common Stock, warrants or other securities pursuant to any Additional Subscription Agreements.

“PIPE Investment Amount” means the aggregate proceeds actually received by Swiss NewCo prior to or substantially concurrently with the Acquisition Closing for the shares in the PIPE Investment.

“PIPE Investors” has the meaning specified in the Recitals hereto and shall include, for the avoidance of doubt, investors that are party to any Additional Subscription Agreements.

“PIPE Shares” has the meaning specified in the Recitals hereto.

“Post-Redemption Acquiror Share Number” means, without duplication, (a) the aggregate number of shares of Acquiror Class A Common Stock outstanding as of immediately prior to the Founder Recapitalization, minus (c) the Acquiror Cancelled Shares outstanding immediately prior to the Founder Recapitalization, minus (d) the shares of Acquiror Class A Common Stock subject to the Acquiror Share Redemptions outstanding immediately prior to the Founder Recapitalization.

“Primary Proceeds Catch-Up Amount” is an amount equal to the (x) product of (i) Net Minimum Cash multiplied by (ii) the fraction 3/2  less (y) Net Minimum Cash.

“Primrose” has the meaning specified in the Recitals.

“Primrose Agreement” shall mean that certain agreement contemplated to be entered into and among Primrose, Swiss NewCo, KKCG, Sazka Group a.s. and the Company, subject to Section 7.10.

“Primrose Cash Distribution” has the meaning specified in the Recitals.

“Primrose Restructuring” has the meaning specified in the Recitals.

“Privacy and Cybersecurity Requirements” has the meaning specified in Section 4.22(a).

“Prospectus” has the meaning specified in Section 12.1.

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Acquiror Shareholders’ Meeting for the purpose of soliciting proxies from Acquiror Shareholders to approve the Transaction Proposals (which shall also provide the Acquiror Shareholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Transactions).

“Q1 2022 Financial Statements” has the meaning specified in Section 7.3(d).

“Q3 2021 Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“Realty” means, collectively, the Owned Real Property and the Leased Real Property.

“Recapitalization” means (i) the Company Share Contribution, (ii) the HoldCo Issuance and (iii) the Company Share Capital Increase.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 9.2(a).

“Relationship Agreement” has the meaning specified in the Recitals hereto.

“Reorganization Plan” has the meaning specified in Section 2.2(b)(i).

“Required Regulatory Approvals” has the meaning specified in Section 10.1(d).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State); (b) the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union or any European Union member state; or (e) any other jurisdiction where the Company or any of its Subsidiaries operates; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) a Governmental Authority or government instrumentality of any Sanctioned Country or Venezuela; and (iv) any Person directly or indirectly owned fifty percent (50%) or more, or controlled by, or acting for the benefit or on behalf of, a Person or Persons described in clauses (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any trade, economic or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State) (ii) the European Union or any European Union member state, (iii) the United Nations, (iv) the United Kingdom or (v) any other jurisdiction where the Company or any of its Subsidiaries operates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“SEC Statement” has the meaning specified in Section 1.2(g).

“Securities Act” means the Securities Act of 1933.

“Senior Facilities Agreement” means that certain Senior Facilities Agreement, dated as of December 16, 2020, by and among Sazka Group a.s., Sazka Group Financing (Czech Republic) a.s. Unicredit Bank Czech Republic and Slovakia, a.s., Komercni Banka, a.s., Erste Group Bank AG, Ceska Sporitelna, a.s., HSBC Continental Europe, as mandated lead arrangers, and the other arrangers, lenders and agents set forth therein (as amended, restated, amended and restated, supplemented, waived or otherwise modified in accordance with the terms thereof).

“Skadden” has the meaning specified in Section 12.18(a).

“Skadden Privileged Communications” has the meaning specified in Section 12.18(a).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“SPAC Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Sponsor” means Cohn Robbins Sponsor LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.

“Staleness Date” has the meaning specified in Section 7.3(d).

“Stock Exchange” means the New York Stock Exchange.

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which (i) more than fifty percent (50%) of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person or (ii) such Person otherwise directs the management policies or corporate direction whether by equity ownership, contract or otherwise. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Parties agree that any representations and warranties made by the Company with respect to the Person set forth on Section 1.1(a) and Section 1.1(b) of the Company Disclosure Letter shall be limited to knowledge of the Company. The Person set forth on Section 1.1(b) shall deemed a Subsidiary of the Company and Material Subsidiary for the purposes of Section 4.4 (No Conflict), Section 4.5 (Governmental Authorities; Consents), Section 4.7(b) (Capitalization of Subsidiaries), Section 4.9 (Undisclosed Liabilities), Section 4.10 (Litigation and Proceedings), Section 4.11 (Legal Compliance), Section 4.18 (Permits) and Section 4.19(b)-(d) (Gaming).

“Swiss Code of Obligations” means the Swiss Federal Act on the Amendment of the Swiss Civil Code of 30 March 1911.

“Swiss NewCo” has the meaning specified in the Preamble hereto.

“Swiss NewCo Board of Directors” has the meaning specified in Section 9.9.

“Swiss NewCo Class A Shares” means Class A ordinary shares, nominal value CHF 0.01 per share of Swiss NewCo.

“Swiss NewCo Class B Shares” has the meaning specified in the Recitals hereto.

“Swiss NewCo Equity Incentive Plan” has the meaning specified in Section 9.8.

“Swiss NewCo Ordinary Shares” means an ordinary share in the share capital of Swiss NewCo.

“Swiss NewCo Organizational Documents” has the meaning specified in Section 2.2(e).

“Swiss NewCo Warrant” has the meaning specified in the Recitals hereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 11.1(g).

“Terminating Company Breach” has the meaning specified in Section 11.1(f).

“Top Vendors” has the meaning specified in Section 4.29(a).

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property.”

“Trading Day” means any day on which Swiss NewCo Class B Shares are actually traded on the principal securities exchange or securities market on which Swiss NewCo Class B Shares are then traded.

“Transaction Expenses” means the Acquiror Transaction Expenses and the Company Transaction Expenses.

“Transaction Proposals” has the meaning specified in Section 9.2(c).

“Transactions” has the meaning specified in the Recitals hereto.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form).

“Trust Account” has the meaning specified in Section 12.1.

“Trust Agreement” has the meaning specified in Section 6.8.

“Trustee” has the meaning specified in Section 6.8.

“US HoldCo” has the meaning specified in the Preamble hereto.

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board of Directors of Swiss NewCo.

“Warrant Assumption Agreement” has the meaning specified in the Recitals hereto.

“Warrant Conversion” has the meaning specified in the Recitals hereto.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS or GAAP, as applicable.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV, Article V or Article VI (as applicable); provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had knowledge that a representation or warranty made by such Person pursuant to, in the case of the Company, Article IV and Article V as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article VI as qualified by the Acquiror Disclosure Letter, were false when made, with the intention that any of the other Parties to this Agreement rely thereon to its detriment, and such other Party actually did rely thereon to its detriment and incurred a loss as a result of such reliance.

(f)   Except as otherwise specifically provided herein, to the extent this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more Parties to another Party hereto, such obligation shall be deemed satisfied if (i) such one or more Parties hereto or a Person acting on its behalf made such information or document available (or delivered or provided such information or document) in the electronic data rooms hosted by Datasite and labeled “Iris” or “Iris Confidential” prior to 6:00 p.m. Eastern time on the date that is one Business Day prior to the date of this Agreement or (ii) such information or document is publicly available prior to 6:00 p.m. Eastern time on the date that is one Business Day prior to the date of this Agreement in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions.

(g) Notwithstanding anything to the contrary herein, no representation or warranty by Acquiror in this Agreement shall apply to any statement or information in the Acquiror SEC Filings that relates to the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” issued on April 12, 2021, or to other accounting matters as to which the SEC or the Acquiror’s audit firm has issued, adopted, recommended in writing (with such recommendation being directed to the Acquiror, in the case of the Acquiror’s audit firm) or implemented (with such implementation relating to the Acquiror, in the case of the Acquiror’s audit firm) a statement, guidance, interpretation or change in presentation after the date Acquiror’s initial public offering (collectively, the “SEC Statement”), nor shall any correction, amendment or restatement of Acquiror Financial Statements due wholly or in part to the SEC Statement, nor any other effects that relate to or arise out of, or are in connection with or in response to, the SEC Statement or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by Acquiror related to the Acquiror SEC Filings. The Company Parties acknowledge and agree that Acquiror continues to review the SEC Statement and its implications, including on the financial statements and other information included in the Acquiror SEC Filings, and any restatement, revision or other modification of the Acquiror SEC Filings relating to or arising from such SEC Statement, shall be deemed not material and not to have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement, for purposes of this Agreement.

Section 1.3 Knowledge. As used herein, (i) the word “knowledge” or the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter, and (ii) the word “knowledge” or the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter.

Article II

CONTRIBUTION; THE ACQUISITION TRANSACTIONS; CLOSING

Section 2.1 Transfer into Escrow and Contribution of Company Common Stock to Swiss NewCo. Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, prior to the Merger Effective Time and substantially concurrently with the funding of the PIPE Investment Amount by the PIPE Investors into an escrow account managed by the Exchange Agent, KKCG shall transfer to the Exchange Agent into escrow the share certificates duly endorsed in blank (blankoindossiert) for the aggregate number of Company Common Stock owned by KKCG, all subject to the terms and conditions of the Exchange Agent Agreement. Subject to, and following, the consummation of the Liquidations, and in accordance with the terms and conditions of the Exchange Agent Agreement, the Exchange Agent shall, and KKCG shall procure that the Exchange Agent shall, contribute to Swiss NewCo, free and clear of all Liens (other than general restrictions on transfer under applicable securities Laws or the articles of association of the Company), the aggregate number of issued and outstanding Company Common Stock owned by KKCG, and transfer to Swiss NewCo the share certificates duly endorsed in the name of Swiss NewCo representing the aggregate number of Company Common Stock owned by KKCG and the Exchange Agent, and KKCG shall undertake all such further steps as are necessary to effect the transfer of the full legal and beneficial ownership of the Company Common Stock to Swiss NewCo (such Company Common Stock to Swiss NewCo, the “Company Share Contribution”). The Company Share Contribution shall be made (i) against KKCG Cash Consideration and (ii) in the remaining part without consideration as equity contribution into the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven).

Section 2.2 The Acquisition Transactions.

(a) The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, Acquiror shall be merged with and into DE Merger Sub in the Merger. Following the Merger, the separate corporate existence of Acquiror shall cease and DE Merger Sub shall continue as the surviving company (the “DE Surviving Company”).

(b) Effective Times; Closings.

(i) Merger. Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Merger Closing Date, the Parties shall cause the Merger to be consummated by filing with (i) the Secretary of State of the State of Delaware a Certificate of Merger (the “Merger Certificate”) as provided in Sections 251 and 103 of the DGCL with respect to the Merger (the date and time the Merger Certificate becomes effective, the “Merger Effective Time”); and (ii) the Cayman Registrar of Companies a Plan of Merger (the “Cayman Plan of Merger” and, together with the Merger Certificate, the “Merger Documents”), duly executed and completed in accordance with the relevant provisions of the DGCL and the Cayman Companies Act, as appropriate. As a result of the Merger, new membership interests of US HoldCo will be issued to the Exchange Agent, as to be described in the reorganization plan to be prepared by the Company (subject to the approval of Acquiror, not to be unreasonably withheld, conditioned or delayed) (the “Reorganization Plan”) (the “HoldCo Issuance”).  As a result of, and immediately after, the HoldCo Issuance, the Exchange Agent, acting in its own name but for the account of the Acquiror Shareholders, shall hold substantially all of the membership interests in US HoldCo.

(ii) Capital Increase by Swiss NewCo. Swiss NewCo shall undertake all corporate steps required to increase its share capital to reflect the issuance of the shares to be transferred to the Acquiror Shareholders and to the PIPE Investors as well as the KKCG Stock Consideration (the “Company Share Capital Increase”) and to register the Company Share Capital Increase in the Commercial Register of the Canton of Lucerne, Switzerland (“Commercial Register Lucerne”), which registration shall be made using the express procedure allowing for same-day registration (Hyperexpressverfahren). The Company Share Capital Increase shall be effected by a contribution in kind of newly issued membership interests of US HoldCo to Swiss NewCo by the Exchange Agent accompanied by an intended acquisition in kind (beabsichtigte Sachübernahme) of Company Common Stock from KKCG against the issuance of Swiss NewCo Ordinary Shares and KKCG Cash Consideration as to be described in the Reorganization Plan. Upon registration of the Company Share Capital Increase in the Commercial Register Lucerne pursuant to this Section 2.2, Swiss NewCo shall issue to the Exchange Agent shares of Swiss NewCo Class A Shares and Swiss NewCo Class B Shares constituting the KKCG Stock Consideration, Merger Consideration and PIPE Shares. Unless otherwise agreed by Swiss NewCo and the relevant recipient of the Swiss NewCo Ordinary Shares, all Swiss NewCo Ordinary Shares shall be uncertificated, with record ownership reflected on the books and records of Swiss NewCo. Immediately following the Company Share Capital Increase, the Exchange Agent shall hold all Swiss NewCo Ordinary Shares (except for the 10,000,000 Swiss NewCo Class A Shares held by KKCG since Swiss NewCo’s incorporation), and immediately thereafter (and prior to the steps contemplated by Section 2.4), the Merger Consideration shall be delivered by the Exchange Agent to the Acquiror Shareholders.

(iii) Acquisition Transfer. Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Acquisition Closing Date and at least the next Business Day following the Merger Effective Time, the Parties shall cause the Acquisition Transfer to be consummated (the date and time the Acquisition Transfer becomes effective, the “Acquisition Effective Time”).

(c) Closings. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Merger Closing”) shall occur. The date on which the Merger Closing occurs is referred to herein as the “Merger Closing Date.” The Company Share Capital Increase shall be made immediately following the filing of the Merger Documents as to be described in the Reorganization Plan. On the next Business Day (unless otherwise agreed between Acquiror and the Company) following the Merger Closing Date, on the date which is three (3) Business Days after the date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing, the closing of the Acquisition Transfer (the “Acquisition Closing”) shall take place electronically through the exchange of documents via email. The date on which the Acquisition Closing occurs is referred to herein as the “Acquisition Closing Date.”

(d) Effects of the Merger and Capital Increase. The Merger shall have the effects set forth in this Agreement, the DGCL and the Cayman Companies Act, as appropriate, and the Company Share Capital Increase shall have the effect set forth in the Swiss Code of Obligations. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of Acquiror and DE Merger Sub shall vest in the DE Surviving Company and all of the debts, liabilities and duties of Acquiror and DE Merger Sub shall become the debts, liabilities and duties of the DE Surviving Company.

(e) Articles of Association and Organizational Regulations of Swiss NewCo. In connection with the Acquisition Transactions, on the Acquisition Closing Date, Swiss NewCo will take all requisite action to adopt the articles of association and organizational regulations (the “Swiss NewCo Organizational Documents”) substantially in the form set forth on Exhibit C, which shall be the articles of association and the organizational regulations of Swiss NewCo upon the effectiveness of the Acquisition Closing and until thereafter amended in accordance with their terms and Swiss Law.

(f) Certificate of Incorporation and Bylaws of the DE Surviving Company. At the Merger Effective Time, the certificate of incorporation and bylaws of DE Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation and bylaws of the DE Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(g) Directors and Officers of the DE Surviving Company. Persons constituting the directors and officers of DE Merger Sub prior to the Merger Effective Time shall continue to be the directors and officers of the DE Surviving Company until the earlier of their resignation or removal or until their respective successors are duly appointed.

Section 2.3 Liquidations. Following the Merger, the DE Merger Sub Liquidation shall occur, and following the DE Merger Sub Liquidation, the HoldCo Liquidation shall occur, and the forms of such liquidation shall be as mutually agreed by Acquiror and the Company prior to the Closings.

Section 2.4 Payment of Outstanding Consideration. Following the consummation of the Acquisition Transfer and the Liquidations, but on the Acquisition Closing Date, the Exchange Agent shall (a) contribute the Company Common Stock to Swiss NewCo (i) partially as equity contribution into the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven) and (ii) partially against an amount distributed in accordance with clauses (c) - (e) of Section 2.6 (the “KKCG Cash Consideration”) and (b) contribute the PIPE Investment Amount to Swiss NewCo as equity contribution into the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven). In return, the Exchange Agent shall deliver (a) to KKCG the KKCG Stock Consideration received in the Recapitalization, (b) to KKCG the KKCG Cash Consideration in accordance with Section 2.6 and (c) to the PIPE Investors the PIPE Shares received in the Recapitalization.

Section 2.5 Closing Deliverables.

(a) At the Merger Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Merger Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(d) have been fulfilled;

(ii) to Acquiror, the Registration Rights Agreement, duly executed by KKCG and Swiss NewCo; and

(iii) to Acquiror, evidence that all Affiliate Agreements set forth on Section 7.4 of the Company Disclosure Letter have been terminated or settled at or prior to the Merger Closing without further liability to the Company Parties or any of the Company’s Subsidiaries.

(b) At the Merger Closing, Acquiror will deliver or cause to be delivered:

(i) to the Company, a certificate signed by an officer of Acquiror, dated as of the Merger Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.3(a) and Section 10.3(b) have been fulfilled;

(ii) to the Company, the Registration Rights Agreement, duly executed by the Acquiror Class B Holders; and

(iii) to the Company, the written resignations of all of the directors and officers of Acquiror, effective as of the Merger Effective Time.

(c) On the Acquisition Closing Date, in accordance with Section 2.6, concurrently with the Acquisition Effective Time, Swiss NewCo shall pay or cause to be paid by wire transfer of immediately available funds (i) all Acquiror Transaction Expenses (other than to the extent incurred in violation with the terms of this Agreement) as set forth on a written statement to be delivered to the Company not less than five (5) Business Days prior to the Merger Closing Date and (ii) all Company Transaction Expenses (other than to the extent incurred in violation with the terms of this Agreement) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than five (5) Business Days prior to the Merger Closing Date, in each case of clauses (i) and (ii), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with reasonable supporting detail and corresponding invoices for the foregoing; provided that any Company Transaction Expenses due to current or former employees, independent contractors, officers or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll. During the Interim Period, Acquiror shall notify the Company in writing if aggregate Acquiror Transaction Expenses are reasonably expected to exceed the Acquiror Transaction Expenses Cap; it being understood that failure to so notify shall not constitute a breach of this Agreement.

Section 2.6 Available Acquiror Cash Distribution Priority. At or substantially concurrently with the Acquisition Effective Time, Swiss NewCo shall pay and/or retain Available Acquiror Cash (until all Available Acquiror Cash has been exhausted) in the following order of priority:

(a) first, to pay Transaction Expenses payable subject to and pursuant to Section 2.5(c);

(b) second, paid as partial consideration in connection with the Primrose Restructuring, to Primrose up to and until the Primrose Cash Distribution has been distributed pursuant to this clause (b);

(c) third, paid as KKCG Cash Consideration, to KKCG up to and until the sum of distributions made pursuant to clauses (a), (b) and this clause (c) is equal to $850 million;

(d) fourth, to be retained on the balance sheet of Swiss NewCo as primary proceeds up to and until the amount retained pursuant to this clause (d) is equal to the Primary Proceeds Catch-Up Amount; and

(e) fifth, any remaining amount as follows: (x) one third shall be retained on the balance sheet of Swiss NewCo as additional primary proceeds and (y) two-thirds shall be paid to KKCG as KKCG Cash Consideration.

Article III

EFFECTS OF THE MERGER ON ACQUIROR SECURITIES

Section 3.1 Conversion of Securities.

(a) Treatment of Securities of Acquiror in the Merger. At the Merger Effective Time, by virtue of the Merger and without any action on the part of Acquiror, DE Merger Sub, the Company, US HoldCo or Swiss NewCo or the holder of any shares of capital stock of any of the foregoing:

(i) Acquiror Units. Each Acquiror Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of Acquiror Class A Common Stock and one-third of an Acquiror Warrant in accordance with the terms of the applicable Acquiror Unit, which underlying shares of Acquiror Class A Common Stock and Acquiror Warrants shall be adjusted in accordance with the applicable terms of this Section 3.1(a).

(ii) Acquiror Capital Stock. Immediately following the separation of each Acquiror Unit in accordance with Section 3.1(a), each share of Acquiror Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive the number of newly issued share of Swiss NewCo Class B Shares (the “Merger Consideration”) equal to the lower of: (A) 1.4; and (B) (1) (x) the Post-Redemption Acquiror Share Number, plus (y) 6,624,000 divided by (2) the Post-Redemption Acquiror Share Number (the lower of (A) and (B), the “Class B Exchange Ratio”). As of the Merger Effective Time, each Acquiror Shareholder shall cease to have any other rights in and to Acquiror.

(iii) Exchange of Acquiror Warrants. Each Acquiror Warrant outstanding immediately prior to the Merger Effective Time shall, at the Merger Effective Time, cease to be a warrant with respect to Acquiror Common Stock and shall be assumed by Swiss NewCo pursuant to the Warrant Assumption Agreement on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Acquiror Warrant Agreement (including any repurchase rights and cashless exercise provisions). Acquiror and Swiss NewCo shall take all lawful action to effect the aforesaid provisions of this Section 3.1(a), including entering into the Warrant Assumption Agreement.

(iv) Acquiror Treasury Stock. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, if there are any shares of Acquiror Common Stock that are owned by the Acquiror as treasury stock or any Acquiror Common Stock owned by any direct or indirect Subsidiary of Acquiror immediately prior to the Merger Effective Time, such Acquiror Common Stock shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor (the “Acquiror Cancelled Shares”).

(v) Acquiror Redeeming Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, if there are any shares of Acquiror Common Stock that are required to be redeemed pursuant to the Acquiror Share Redemption, such Acquiror Common Stock shall not be exchanged pursuant to clause (i) above but shall, immediately prior to the Merger Effective Time, be cancelled and shall cease to exist and shall thereafter be redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror’s Governing Documents, the Trust Agreement and the Proxy Statement.

Section 3.2 [Reserved].

Section 3.3 Equitable Adjustments. If, between the date of this Agreement and the Acquisition Effective Time, the outstanding shares of any class or series of Company Capital Stock or Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then, without duplication, any number, value (including dollar value) or amount contained herein which is based upon the number of shares of any class or series of Company Capital Stock or Acquiror Common Stock will be appropriately adjusted to provide to the holders of Company Capital Stock and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.3 shall not be construed (i) to permit any party to take any action with respect to its respective securities that is prohibited by the terms and conditions of this Agreement or would reasonably be expected to prevent or impede the Intended Tax Treatment, (ii) to apply to any adjustment made with respect to the Swiss NewCo Warrants in the Warrant Conversion or (iii) apply to the Primrose Restructuring.

Section 3.4 Delivery of Shares.

(a) Prior to the Merger Effective Time, Swiss NewCo, the Company and Acquiror shall (i) appoint a Person authorized to act as exchange agent in connection with the Transactions, which Person shall be selected by Swiss NewCo, the Company and Acquiror (the “Exchange Agent”) and shall act on behalf of KKCG and on behalf of the Acquiror and the Acquiror Shareholders, as the case may be, and (ii) enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to Swiss NewCo, the Company and Acquiror for the purpose of (i) managing the PIPE Investment Amount deposited in escrow with the Exchange Agent from the PIPE Investors, (ii) managing the share certificates duly endorsed in blank over all shares of Company Common Stock deposited in escrow and the Company Share Contribution, and (iii) effecting the Recapitalization, payment of the KKCG Cash Consideration and related issuance of Swiss NewCo Class A Shares and Swiss NewCo Class B Shares to the KKCG, the PIPE Investors and Acquiror Shareholders in accordance with this Agreement (the “Exchange Agent Agreement”). Swiss NewCo Ordinary Shares deposited with the Exchange Agent shall be referred to as the “Exchange Fund.”

(b) As soon as reasonably practicable after (i) with respect to each holder of record of Acquiror Common Shares, the registration of the Company Share Capital Increase with the Commercial Register Lucerne and (ii) with respect to each holder of record of shares of Company Common Stock, the Acquisition Effective Time, the Exchange Agent shall mail or otherwise deliver to each holder of record of Acquiror Common Shares or shares of Company Common Stock who has the right to receive the Merger Consideration or Company Consideration hereunder, as applicable, a letter of transmittal in customary form to be approved by Swiss NewCo, the Company and Acquiror (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Merger Closing (the “Letter of Transmittal”), which shall be in such form and have such other customary provisions as Swiss NewCo and Acquiror may reasonably specify. In the event a holder of Acquiror Common Shares or Company Common Stock does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal, where applicable, such Person shall not be entitled to receive the Merger Consideration or Company Consideration relating to such uncertificated Acquiror Common Share or certificated share of Company Common Stock unless and until such Person delivers a duly executed and completed Letter of Transmittal, as applicable, to the Exchange Agent. Each uncertificated Acquiror Common Share or certificated share of Company Common Stock shall at any time after the Merger Effective Time or Acquisition Effective Time, as applicable, represent only the right to receive, upon compliance with these requirements, the Merger Consideration or Company Consideration pursuant to Section 3.3 and this Section 3.4.

(c) If applicable, upon receipt of a Letter of Transmittal duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Swiss NewCo, the holder of such Acquiror Common Shares or shares of Company Common Stock shall be entitled to receive in exchange therefor the Merger Consideration or Company Consideration into which such Acquiror Common Shares or shares of Company Common Stock have been converted pursuant to Section 3.4(a) in book-entry form. Until surrendered as contemplated by this Section 3.4(c), each Acquiror Common Share or shares of Company Common Stock shall be deemed at any time from and after the Merger Effective Time or Acquisition Effective Time, as applicable, to represent only the right to receive upon such surrender the Merger Consideration or Company Consideration which the holders of Acquiror Common Shares or shares of Company Common Stock were entitled to receive in respect of such shares pursuant to this Section 3.4(c).

(d) Immediately after registration of the Company Share Capital Increase with the Commercial Register Lucerne, without any action of the Acquiror Shareholders and the Company Shareholders, Swiss NewCo and Acquiror shall cause the Exchange Agent to deliver (x) to KKCG in the form of uncertificated securities (einfache Wertrechte) representing the Swiss NewCo Class A Shares and Swiss NewCo Class B Shares and (y) to The Depository Trust Company book-entry shares representing the Swiss NewCo Class B Shares to be issued as Merger Consideration and Company Consideration.

(e) All Swiss NewCo Ordinary Shares delivered upon the surrender of Acquiror Common Shares or shares of Company Common Stock in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Acquiror Common Shares or shares of Company Common Stock, as applicable, and there shall be no further registration of transfers on the stock transfer books of Acquiror of the shares of Acquiror Common Stock or the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Merger Effective Time or Acquisition Effective Time, as applicable. From and after the Merger Effective Time, holders of Acquiror Common Shares shall cease to have any rights as stockholders of Acquiror, except as provided in this Agreement or by applicable Law. From and after the delivery of the Company Consideration pursuant to Section 2.4 and this Article III, holders of shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided in this Agreement or by applicable Law.

(f) Any portion of the Exchange Fund payable to Acquiror Shareholders as Merger Consideration that remains unclaimed by the holders of Acquiror Common Shares who were entitled to receive a portion of the Exchange Fund in accordance with Section 2.2 and this Section 3.4 twelve (12) months after the Acquisition Effective Time shall be returned to Swiss NewCo for no consideration and any such holder of Acquiror Common Shares who has not received its portion of the Exchange Fund in accordance with Section 2.2 and this Section 3.4 prior to that time, shall thereafter look only to Swiss NewCo (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for the delivery of the Swiss NewCo Ordinary Shares to which they are entitled, subject to Swiss NewCo receiving a Letter of Transmittal duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Swiss NewCo. Notwithstanding the foregoing, Swiss NewCo shall not be liable to any holder or former holder of Acquiror Common Shares for any amounts paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Any Swiss NewCo Ordinary Shares remaining unclaimed by holders of Acquiror Common Shares twenty-four (24) months after the Acquisition Effective Time shall become, to the extent permitted by applicable Law, the property of Swiss NewCo free and clear of any claims or interest of any Person previously entitled thereto and Swiss NewCo.

(g) Pursuant to Section 2.4 and this Article III, for the avoidance of doubt, the Exchange Agent shall deliver (i) the applicable Swiss NewCo Ordinary Shares to the PIPE Investors, (ii) the PIPE Investment Amount to Swiss NewCo, (iii) the KKCG Cash Consideration to KKCG, in each case, as contemplated by this Agreement, the Exchange Agent Agreement and the Subscription Agreements, and (iv) to Primrose, the Primrose Cash Distribution.

Section 3.5 Withholding. Notwithstanding any other provision to this Agreement, each of the Parties, their respective Affiliates, and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by the Person required to so deduct or withhold); provided that the Person required to so deduct or withhold shall use commercially reasonable efforts to provide the Person in respect of whom such amounts are intended to be deducted or withheld with at least ten (10) days prior written notice of any amounts that it intends to deduct or withhold (together with any legal basis therefor) and in any event will provide such prior written notice as soon as is reasonably practicable prior to deducting or withholding such amounts; provided, further, that the Parties and their respective Affiliates will use reasonable efforts to cooperate with the Company to reduce or eliminate any applicable deduction or withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror as follows:

Section 4.1 Company Organization. The Company has been duly incorporated and is validly existing as a stock corporation (Aktiengesellschaft) under the laws of Switzerland, is in good standing (or has the equivalent status under the laws of Switzerland) and has all power and authority necessary to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is lawfully licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not been, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2 Subsidiaries. A complete list of each Material Subsidiary and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Material Subsidiaries have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Material Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Material Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3 Due Authorization.

(a) The Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Acquisition Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Acquisition Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”).

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, (ii) approving the transfer of the Company Common Stock to Swiss NewCo, and (iii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the other documents to which the Company is a party contemplated hereby or to approve the transactions contemplated hereby and thereby. The Acquisition Transfer and the Governing Documents of the Company have been duly and validly approved in accordance with applicable Law.

Section 4.4 No Conflict. Subject to the receipt of the Governmental Authorizations set forth in Section 4.5 of the Company Disclosure Letter and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of the Company or any Material Subsidiary, (b) violate or conflict with any provision of, or result in the breach of, or default under, any Law, License or Governmental Order applicable to the Company or any of its Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract to which the Company or any Material Subsidiary (or to the knowledge of the Company any of its other Subsidiaries) is a party or by which the Company or any of its Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Material Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing which (i) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) would not be, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5 Governmental Authorities; Consents. No action by, notice, consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and the other Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (each, a “Governmental Authorization”), except for (i) the filings and approvals set forth in Section 4.5 of the Company Disclosure Letter, (ii) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of the Stock Exchange to permit Swiss NewCo Class B Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) filing of the Merger Documents under the DGCL and the Cayman Companies Act, as appropriate, (v) the approvals and consents to be obtained on behalf of DE Merger Sub and US HoldCo pursuant to Section 7.6, (vi) the Required Regulatory Approvals or (vii) any actions, notices, consents, approvals, waiver or authorizations, designations, declarations or filings, the absence of which has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.6 Capitalization of the Company.

(a) The issued share capital of the Company consists of CHF 114,198.59, divided into 10,010,000 registered shares with a nominal value of CHF 0.01 each (the “Company Common Stock”) and 1,409,859 registered shares (preferred shares) with a nominal value of CHF 0.01 each (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”), and there are no other authorized Equity Securities of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions under applicable securities Laws or the articles of association of the Company).

(b) Except as otherwise set forth on Section 4.2 of the Company Disclosure Letter, neither the Company nor any of its Material Subsidiaries owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and, without limiting the foregoing, none of the Company or any of its Material Subsidiaries are a partner or member of any partnership, limited liability company or joint venture.

(c) Except as otherwise set forth on Section 4.6(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional Equity Securities, the sale of Equity Securities, or for the repurchase or redemption of Equity Securities of the Company or the value of which is determined by reference to shares of Company Capital Stock or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock or other Equity Securities of the Company or vote any Equity Securities of the Company in any manner.

Section 4.7 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or Equity Securities of each Material Subsidiary (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Material Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Material Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions under applicable securities Laws).

(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or Equity Securities of such Material Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Material Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other Equity Securities of the Material Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Material Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities or vote its Equity Securities in any manner.

Section 4.8 Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are:

(i) true and complete copies of the audited consolidated statement of financial position as of December 31, 2020 and December 31, 2019, and the related audited statements of comprehensive income, changes in equity and cash flows for the years ended December 31, 2020, and December 31, 2019, of the Company and its Subsidiaries, together with the auditor’s reports thereon (the “Audited Financial Statements”); and

(ii) true and complete copies of the unaudited interim consolidated statement of financial position as of September 30, 2021, and the related unaudited interim statements of comprehensive income, changes in equity, and cash flows for the nine-month period ended September 30, 2021 of the Company and its Subsidiaries (the “Q3 2021 Financial Statements” and, together with the Audited Financial Statements, the PCAOB Financial Statements and the 2021 Year End Financials and Q1 2022 Financial Statements (if delivered pursuant to Section 7.3(c)) the “Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated comprehensive incomes or losses, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (except for, in the case of the Q3 2021 Financial Statements and Q1 2022 Financial Statements (if delivered), any normal year-end adjustments and any absence of footnotes), and (ii) were prepared in conformity with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q3 2021 Financial Statements and Q1 2022 Financial Statements (if delivered), the absence of footnotes or the inclusion of limited footnotes).

(c) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

Section 4.9 Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) of the type required to be set forth on a balance sheet in accordance with IFRS, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Acquisition Closing or (d) which has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or has not had, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.10 Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter or which has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or has not had, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of its Subsidiaries’ respective businesses bound or subject to any Governmental Order.

Section 4.11 Legal Compliance.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance with all applicable Laws.

(b) Except where the failure to maintain such program has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company and its Subsidiaries in a manner that violates applicable Law (including money laundering or fraud), and (ii) otherwise provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

(c) For the past three (3) years, neither the Company nor any of its Subsidiaries or any of the officers or directors of its Material Subsidiaries acting in such capacity (or to the knowledge of the Company, any of the officers or directors of any of its other Subsidiaries acting in such capacity) has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.12 Contracts; No Defaults.

(a) True, correct and complete copies of the Contracts listed described in clauses (i) through (xi) below to which, as of the date of this Agreement, the Company or any Material Subsidiary is a party or by which they are bound, other than a Company Benefit Plan, (the “Material Contracts”) have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto. Section 4.12(a) of the Company Disclosure Letter contains a listing of all Material Contracts.

(i) Any Contract with any of the Top Vendors that requires aggregate future payments to the Company and its Subsidiaries in excess of $20,000,000 in any calendar year;

(ii) Each Contract, excluding leases, subleases or other occupancy agreements related to real property, pursuant to which Company or any of the Company’s Subsidiaries is obligated to pay, or entitled to receive, payments in excess of $20,000,000 in the twelve (12) month period following the date hereof;

(iii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $20,000,000;

(iv) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of $20,000,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing or (B) between the Company and its Subsidiaries;

(v) Each lease, rental or occupancy agreement, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $20,000,000 in any calendar year;

(vi) Each Contract that is material to the Company and its Subsidiaries, taken as a whole, involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company, in each case providing for the sharing of revenues, profits, losses or costs (excluding, in the case of clauses (B) and (C), any Subsidiary of the Company);

(vii) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) that are material to the Company and its Subsidiaries, taken as a whole, between the Company and the Material Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, the “Affiliate Agreements”);

(viii) Material Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(ix) Any Collective Bargaining Agreement;

(x) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $20,000,000 in any calendar year; and

(xi) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire Equity Securities in the Company or any of the Company’s Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole.

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Acquisition Closing Date, all of the Material Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Material Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except where such breach, receipt of claim or notice or occurrence of an event has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, (1) neither the Company, the Material Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (2) during the last twelve (12) months, neither the Company nor any of the Material Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (3) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or the Material Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan (other than any individual employment agreements, offer letters, equity award agreements or similar agreements on the forms set forth on Section 4.13(a) of the Company Disclosure Letter that do not contain material individualized terms). For purposes of this Agreement, a “Company Benefit Plan” means any plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Material Subsidiaries, or to which the Company or any of the Material Subsidiaries is a party or has any liability, and in each case whether or not (i) in writing or (ii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law or maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of such Company Benefit Plan (or, if not written a written summary of its material terms).

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter or which has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws; and (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by IFRS.

(c) Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, no employee has previously transferred to the Company or any of its subsidiaries pursuant to the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as amended), and there are no such employees who prior to such transfer participated in a defined benefit pension scheme that made provision for benefits other than related to old age, invalidity or on death.

(d) With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims, except for any such action, suit, claim, fact or circumstance as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

(e) Except as set forth on Section 4.13(e) of the Company Disclosure Letter or as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company (other than statutory severance or termination payments that are required solely by reason of applicable Law) or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company.

Section 4.14 Labor Relations; Employees.

(a) (i) Neither the Company nor any of its Material Subsidiaries is a party to or bound by any Collective Bargaining Agreement with any labor or trade union, works council, employee representative body or labor organization or association (collectively, a “Labor Organization”), (ii) no such Collective Bargaining Agreement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Material Subsidiaries are represented by any Labor Organization with respect to their employment with the Company or its Subsidiaries, and (iv) no Labor Organization has, to the knowledge of the Company, requested or made a pending demand for recognition or certification or sought to organize or represent any of the employees of the Company or its Material Subsidiaries with respect to their employment with the Company or its Material Subsidiaries.

(b) In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, grievance, arbitration, strike, slowdown, work stoppage, lockout, picketing, hand billing, or similar labor dispute against or affecting the Company or any Material Subsidiary, except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

(c) Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any Collective Bargaining Agreement.

(d) Each of the Company and its Material Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment, including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

(e) Except as set forth on Section 4.14(e) of the Company Disclosure Letter or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, in the past three (3) years, the Company and its Material Subsidiaries have not received (i) written notice of any unfair labor practice charge or complaint pending or threatened before any Governmental Authority against them, (ii) written notice of any complaints, grievances or arbitrations arising out of any Collective Bargaining Agreement or any other complaints, grievances or arbitration procedures against them, (iii) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) written notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(f) To the knowledge of the Company, no current employee, worker or independent contractor of the Company or any Material Subsidiaries is in violation of any term of any employment agreement, restrictive covenant, nondisclosure obligation or fiduciary duty (i) to the Company or any of Material Subsidiaries or (ii) to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any Material Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information, except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

(g) Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, neither the Company nor any Material Subsidiaries is party to a settlement agreement with a current or former officer, employee, worker or independent contractor of the Company or any Material Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or any form of illegal discrimination by an officer of the Company or any Material Subsidiaries. To the knowledge of the Company, in the last three (3) years, no material allegations of sexual harassment, sexual misconduct or any form of illegal discrimination have been made against an officer or any employee at the level of Director (or the equivalent title) or above of the Company or any of its Subsidiaries.

(h) Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, (i) in the past three (3) years, the Company and the Material Subsidiaries are and have been in compliance in all material respects with all notice and other requirements under all applicable laws relating to layoffs and individual and collective dismissals, (ii) the Company and the Material Subsidiaries have not engaged in broad-based layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2021, through the date hereof and (iii) the Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 4.15 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All income and other Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all respects and all Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with IFRS.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with IFRS.

(e) There are no ongoing or pending Legal Proceedings with respect to any Taxes of the Company or any of its Subsidiaries, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than (x) any such agreement solely between the Company and its existing Subsidiaries and (y) customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for United States federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(i) No written claim has been made by any Governmental Authority within the last thirty-six (36) months where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to tax in that jurisdiction.

(j) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(k) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period ending after the Acquisition Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the Acquisition Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Acquisition Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Acquisition Closing Date, or (iv) binding agreement with a tax authority executed prior to the Acquisition Closing.

(m) To the knowledge of the Company, the Company and each of its Subsidiaries have complied with all applicable transfer pricing requirements imposed by any Governmental Authority.

(n) Neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action not contemplated by the Transactions, and to the knowledge of the Company there are no facts or circumstances, that would reasonably be expected to prevent the Intended Tax Treatment.

Section 4.16 Brokers’ Fees. No broker, finder, investment banker or other Person (except the Person(s) set forth on Section 4.16 of the Company Disclosure Letter) is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17 Insurance. Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole: (i) all the material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance (other than any such policies relating to a Company Benefit Plan) held by, or for the benefit of, the Company or any of the Material Subsidiaries as of the date of this Agreement are in full force and effect and (ii) there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 4.18 Permits. Each of the Company and its Subsidiaries holds all permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. Except as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company and its Subsidiaries. The Company is, and since January 1, 2019, has been, in compliance with the terms of all the Material Permits except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company or any of its Subsidiaries to be in compliance in all material respects with the terms of the Material Permits.

Section 4.19 Gaming.

(a) Neither the Company nor any of its Subsidiaries has (i) made any application for a license, certiﬁcate, registration or ﬁnding of suitability from any Gaming Regulatory Authority related to the business of the Company and its Subsidiaries that has not been issued, granted or given (for whatever reason) or (ii) withdrawn any such application (for whatever reason), in each case except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Where required to do so under Applicable Gaming Law or as requested by any Gaming Regulatory Authority, all relevant directors, oﬃcers, employees and contractors of the Company and its Subsidiaries have obtained and hold, or at the Acquisition Closing will have obtained and hold, personal management licenses (or a jurisdictional equivalent of such license) and such licenses are in full force and eﬀect, in each case except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

(c) The business of the Company and its Subsidiaries each is not being, and since January 1, 2019, has not been, conducted in violation of any Applicable Gaming Laws of any jurisdictions in which it operates, except for violations that have not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor any of its Subsidiaries has been or is subject to any investigation, inquiry or criminal proceeding or other disciplinary action, whether pending or, to the knowledge of the Company, threatened, relating to Applicable Gaming Law.

Section 4.20 Real Property. Except as had not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have title, in fee or valid leasehold, easement or other rights, in each case, free and clear of all Liens other than Permitted Liens, to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted.

Section 4.21 Intellectual Property. Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and except as is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole:

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority or other applicable registrar and is owned as of the date hereof by the Company or any Material Subsidiary, whether applied for or registered in the United States or internationally (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial owner, and with respect to Company Registered Intellectual Property, record owner, of all of Intellectual Property owned or purported to be owned by the Company or its Subsidiaries (the “Company Owned IP”). All Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, (excluding any pending applications included in the Company Registered Intellectual Property) valid and enforceable.

(b) The Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof; provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

(c) The Company and its Subsidiaries have not, within the three (3) years preceding the date of this Agreement, infringed, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no Action pending to which the Company or any of its Subsidiaries is a named party, or threatened in writing, alleging the Company’s or any of its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, or challenging the scope, validity, or enforceability of any Company Owned IP (other than non-final responses or correspondence from Governmental Authorities in the ordinary course of prosecution of Company Registered Intellectual Property), and there has not been, within the three (3) years preceding the date of this Agreement, any such Action brought or threatened in writing.

(d) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Owned IP.

(e) No government funding was used by the Company or any of its Subsidiaries in the development of the Company Owned IP pursuant to a Contract to which the Company or any of its Subsidiaries is party which grants to any Governmental Authority any rights in any Software owned or purported to be owned by the Company or any of its Subsidiaries other than a license to use such Software granted in the ordinary course of business.

(f) To the knowledge of the Company, (i) the use of the “ALLWYN” trademark as of the date hereof by the Company and its Material Subsidiaries does not, and (ii) the use of such trademark in the Austria, the Czech Republic, Greece, Cyprus, Italy, United Kingdom and United States in connection with the products and services of the business of the Company and its Material Subsidiaries under which they intend to use such trademark in each such country pursuant to their written rebranding roadmap, would not, in each case of (i) and (ii), infringe any trademark right of a third party in any material respect.

Section 4.22 Privacy and Cybersecurity. Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and except as is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole:

(a) The Company and its Subsidiaries are in compliance with, and during the past three (3) years have been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the information technology systems used by the Company and its Subsidiaries and (iv) the Payment Card Industry Data Security Standard (the foregoing clauses (i) through (iv), “Privacy and Cybersecurity Requirements”). There are not, and have not been in the past three (3) years, any Actions by any Person, or, to the knowledge of the Company, any investigations by any Governmental Authority, to which the Company or any of its Subsidiaries is a named party or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements.

(b) To the knowledge of the Company, during the past three (3) years, (i) there have been no breaches of the security of any Company IT Systems or information technology systems controlled by any third Person, and (ii) there has been no failure, breakdown, performance reduction, disruption, or other adverse event (including any ransomware attack) with respect to any Company IT Systems, in each case, that adversely affected the Company’s or the Material Subsidiaries’ business or operations. The Company and its Subsidiaries have aligned their cybersecurity practices with commercially reasonable industry standards.

(c) The Company and its Subsidiaries have established and maintain, and use commercially reasonable efforts to ensure that all third Persons operating information technology systems on behalf of the Company or its Subsidiaries or processing personal information in connection with a product or service of the Company or any of its Subsidiaries have established and maintain, commercially reasonable and legally compliant measures to protect the Company IT Systems and all Trade Secrets, material confidential information, and sensitive or personally identifiable information in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including when such personal information is provided or made available to third Persons, through written policies and procedures, and commercially reasonable organizational, administrative, technical and physical safeguards. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any third Person operating information technology systems on behalf of the Company or its Subsidiaries or processing personal information on behalf of the Company or any of its Subsidiaries, has (A) experienced any material incident in which such information was stolen or improperly accessed or used, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of its Subsidiaries.

(d) The consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation of any Privacy and Cybersecurity Requirements, or result in the Company or any of its Subsidiaries being prohibited from receiving or using any personal information in the manner currently received or used by the Company or its Subsidiaries.

Section 4.23 Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in compliance with all Environmental Laws.

(b) There has been no release of any Hazardous Materials by the Company or its Subsidiaries in quantities or concentrations that require remediation by the Company or its Subsidiaries under Environmental Laws (i) at, in, on or under any Realty or in connection with the Company’s and its Subsidiaries’ operations off-site of the Realty or (ii) to the knowledge of the Company, at, in, on or under any former Realty during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

Section 4.24 Antitrust Matters. Except as set forth in Section 4.24 of the Company Disclosure Letter or which has not had and would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) There are no pending or threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations, reviews or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings under Antitrust Law against (or in relation to) the Company or the Company’s Subsidiaries;

(b) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been, in the past four (4) years, in compliance with all Antitrust Laws, including in relation to applicable merger control requirements.

Section 4.25 Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.26 Anti-Corruption Compliance.

(a) For the past four (4) years, neither the Company nor any of its Subsidiaries, nor any director, officer, or, to the knowledge of the Company, employee or agent, in each case acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office, (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, or (iii) any director, officer, employee, or agent of a commercial enterprise, in each case, in material violation of applicable Anti-Bribery Laws.

(b) To the knowledge of the Company, there are no pending or threatened, material claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Bribery Laws.

Section 4.27 Anti-Money Laundering, Sanctions and National Security Compliance.

(a) The Company and its Subsidiaries are, and have been for the past four (4) years, in compliance with all Anti-Money Laundering Laws and Sanctions Laws in all material respects. To the knowledge of the Company, there are no pending or threatened claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws or Sanctions Laws. The Company and its Subsidiaries have in place written policies and procedures designed to ensure compliance with applicable Anti-Money Laundering Laws and Sanctions Laws.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, employees, agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is a Sanctioned Person, or (ii) has during the past four (4) years been a Sanctioned Person with whom the Company or any Subsidiary was prohibited from dealing pursuant to applicable Sanctions Laws. Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or, to the knowledge of the Company, employees, agents, representatives (in each case acting in their capacity as such) or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, has transacted material business in the past four (4) years directly or knowingly indirectly with any Sanctioned Person or Sanctioned Country

Section 4.28 Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.29 Vendors.

(a) Section 4.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) vendors with aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020, based on the aggregate Dollar value for such period (the “Top Vendors”).

(b) Except as set forth on Section 4.29(b) of the Company Disclosure Letter or as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Material Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.30 No Outside Reliance. Notwithstanding the delivery or disclosure (except in Article VI and the Acquiror Disclosure Letter) to the Company or any of their respective representatives of any documentation or other information (including any financial projections or other supplemental details), the Company and its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the Company has made its own investigation of Acquiror and that none of Acquiror nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Acquiror in Article VI, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror as conducted after the Acquisition Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise, and no statement contained in any of such materials made or made in any such presentation of the business and affairs of Acquiror shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by any Company Party in executing, delivery or performing this Agreement or the Transactions. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of Acquiror are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article VI, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.31 No Additional Representation or Warranties. Except as provided in this Article IV and Article V, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any other information provided to Acquiror or their Affiliates. Except for the representations and warranties expressly set forth in this Article IV, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by or on behalf of the Company are not and shall not be deemed to be or to include representations or warranties of the Company or any of its Subsidiaries or any other person, and are not and shall not be deemed to be relied upon by Acquiror in executing, delivering or performing this Agreement or the Transactions.

Article V

REPRESENTATIONS AND WARRANTIES RELATING TO Swiss NewCo, US holdco AND de merger sub

Except as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article V), each of the Company, Swiss NewCo, US HoldCo and DE Merger Sub hereby represents and warrants to Acquiror as follows:

Section 5.1 Corporate Organization. Each of Swiss NewCo, US HoldCo and DE Merger Sub is a corporation, exempted company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable) and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of each of Swiss NewCo, US HoldCo and DE Merger Sub, as amended to the date of this Agreement and as previously made available to Company, are true, correct and complete. Swiss NewCo is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing is not and would not reasonably be expected to be material to its business and the business of the Company and its Subsidiaries, taken as a whole.

Section 5.2 Due Authorization.

(a) Each of Swiss NewCo, US HoldCo and DE Merger Sub has the requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the approvals and consents to be obtained by US HoldCo and DE Merger Sub pursuant to Section 7.6, the execution and delivery of this Agreement and other documents to which either of Swiss NewCo, US HoldCo and DE Merger Sub is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate (or other similar) action on the part of each of Swiss NewCo, US HoldCo and DE Merger Sub and no other company or corporate proceeding on the part of each of Swiss NewCo, US HoldCo or DE Merger Sub, as the case may be, is necessary to authorize this Agreement and the other documents to which any of Swiss NewCo, US HoldCo or DE Merger Sub is a party contemplated hereby. This Agreement has been, and on or prior to the Acquisition Closing, the other documents to any of Swiss NewCo, US HoldCo or DE Merger Sub, as the case may be, is a party contemplated hereby will constitute a legal, valid and binding obligation of Swiss NewCo, US HoldCo or DE Merger Sub, as the case may be, enforceable against Swiss NewCo, US HoldCo or DE Merger Sub, as the case may be, in accordance with its terms, subject to the Enforceability Exceptions.

(b) On or prior to the date of this Agreement, the Board of Directors of each of Swiss NewCo, US HoldCo and DE Merger Sub has duly adopted resolutions (i) determining that this Agreement and the other documents to which Swiss NewCo, US HoldCo or DE Merger Sub, as the case maybe, is a party contemplated hereby and the transactions contemplated hereby and hereby are advisable and fair to, and in the best interests of, the Swiss NewCo, US HoldCo or DE Merger Sub, as the case maybe, and its stockholders, as applicable and (ii) authorizing and approving the execution, delivery and performance by Swiss NewCo, US HoldCo and DE Merger Sub, as the case maybe, of this Agreement and the other documents to which it is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Swiss NewCo, US HoldCo or DE Merger Sub or any of their stockholders to enter into this Agreement or the other documents to which any of Swiss NewCo, US HoldCo or DE Merger Sub is a party contemplated hereby or to approve the transactions contemplated hereby and thereby.

Section 5.3 Capitalization.

(a) On the Merger Closing Date, immediately prior to the Merger Closing, the issued share capital of Swiss NewCo consists of CHF 100,000 divided into 10,000,000 registered shares with a nominal value of CHF 0.01, which shall be duly authorized and validly issued. Except as set forth in the first sentence of this Section 5.3(a), immediately prior to the issuance of Swiss NewCo Ordinary Shares in accordance with this Agreement, there shall be no other Swiss NewCo Ordinary Shares or other Equity Securities of Swiss NewCo authorized, reserved, issued or outstanding.

(b) (i) the sole of stockholder of DE Merger Sub is US HoldCo and (ii) the sole stockholder of US HoldCo is Swiss NewCo. As of the date hereof, Swiss NewCo has no Subsidiaries other than US HoldCo and does not own, directly or indirectly, any Equity Securities in any Person other than DE Merger Sub and US HoldCo and after giving effect to the Transactions, Swiss NewCo will have no Subsidiaries.

(c) Immediately prior to the issuance of Swiss NewCo Ordinary Shares in accordance with this Agreement, there shall be (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Swiss NewCo Ordinary Shares or any other Contracts to which Swiss NewCo is a party or by which Swiss NewCo is bound obligating Swiss NewCo to issue or sell any shares of capital stock of, other Equity Securities in or debt securities of, Swiss NewCo, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Swiss NewCo and (iii) no voting trusts, proxies or other Contracts with respect to the voting or transfer of Swiss NewCo Ordinary Shares, in each case except as expressly provided for in this Agreement or the transactions contemplated thereby.

Section 5.4 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Swiss NewCo, US HoldCo or DE Merger Sub with respect to Swiss NewCo’s, US HoldCo’s and DE Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the other Ancillary Agreements to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Agreements, except for (i) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby, (ii) such filings with and approvals of the Stock Exchange to permit Swiss NewCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iii) filing of the Merger Documents under the applicable law of the Cayman Islands and DGCL, (iv) the approvals and consents to be obtained by US HoldCo and DE Merger Sub pursuant to Section 7.6, or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) The execution and delivery by Swiss NewCo, US HoldCo and DE Merger Sub of this Agreement and other documents to which it is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of Swiss NewCo, US HoldCo or DE Merger Sub, (ii) violate or conflict with any provision of, or result in the breach of, or default under, any Law, License or Governmental Order applicable to Swiss NewCo, US HoldCo or DE Merger Sub, or any of their Subsidiaries, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Swiss NewCo, US HoldCo or DE Merger Sub, except, in the case of clauses (i) through (iii), to the extent that the occurrence of the foregoing would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.5 Business Activities. Each of Swiss NewCo, US HoldCo and DE Merger Sub was organized or formed solely for the purpose of entering into this Agreement, the Ancillary Agreements and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Ancillary Agreements, the performance of its covenants or agreements in this Agreement or any Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

Section 5.6 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Swiss NewCo, US HoldCo or DE Merger Sub or any of their Subsidiaries or Affiliates for which Swiss NewCo, US HoldCo or DE Merger Sub have any obligation.

Section 5.7 Tax Matters.

(a) For U.S. federal income Tax purposes, (i) Swiss NewCo is, and has been since the date of its formation, treated as an association taxable as a corporation and (ii) each of DE Merger Sub and US HoldCo is, and has been since the date of its formation, treated as an entity disregarded as separate from Swiss NewCo for U.S. federal income Tax purposes.

(b) None of Swiss NewCo, US HoldCo or DE Merger Sub has taken or agreed to take any action not contemplated by the Transactions, and to the knowledge of Swiss NewCo, US HoldCo and DE Merger Sub there are no facts or circumstances, that would reasonably be expected to prevent the Intended Tax Treatment.

Section 5.8 Investment Company Act. Swiss NewCo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.9 Investigation; No Other Representations.

(a) Each of Swiss NewCo, US HoldCo and DE Merger Sub, on its own behalf and on behalf of its representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Acquiror and (ii) it has been furnished with or given access to such documents and information about Acquiror and its businesses and operations as it and its representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Ancillary Agreements to which it is a party, each of Swiss NewCo, US HoldCo and DE Merger Sub has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI and in the Ancillary Agreements to which it is a party and no other representations or warranties of Acquiror or any other Person, either express or implied, and each of Swiss NewCo, US HoldCo and DE Merger Sub, on its own behalf and on behalf of its representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI and in the Ancillary Agreements to which it is a party, neither Acquiror nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

Section 5.10 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Swiss NewCo, US HoldCo and DE Merger Sub, and their directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the Company Parties have made their own investigation of Acquiror and that none of Acquiror nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Acquiror in Article VI, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Acquiror, the prospects (financial or otherwise) or the viability of likelihood of success of the business of Acquiror as conducted after the Acquisition Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. Except as otherwise expressly set forth in this Agreement, Swiss NewCo, US HoldCo and DE Merger Sub each understands and agrees that any assets, properties and business of the Acquiror furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article VI, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.11 No Additional Representation or Warranties. Except as provided in this Article V, neither Swiss NewCo nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any other information provided to Acquiror or their Affiliates.

Article VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in (a) any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.8, Section 6.12 and Section 6.15), or (b) in the disclosure letter delivered by Acquiror to the Company on the date of this Agreement (the “Acquiror Disclosure Letter”) (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article VI), Acquiror represents and warrants to the Company as follows:

Section 6.1 Company Organization. Acquiror has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of Acquiror, as amended to the date of this Agreement and as previously made available by or on behalf of Acquiror to the Company, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing is not and would not reasonably be expected to be material to the business of the Acquiror.

Section 6.2 Due Authorization.

(a) Other than the Acquiror Shareholder Approval, Acquiror has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which Acquiror is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by the Acquiror Board and (B) determined by the Acquiror Board as advisable to and in the best interests of Acquiror and the Acquiror Shareholders, and recommended for approval by the Acquiror Shareholders. No other company or corporate proceeding on the part of Acquiror is necessary to authorize this Agreement and the other documents to which Acquiror is a party contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Merger Closing, the other documents to which Acquiror is a party contemplated hereby will be, duly and validly executed and delivered by Acquiror and this Agreement constitutes, and on or prior to the Merger Closing, the other documents to which Acquiror is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties hereto, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) each of those Transaction Proposals identified in clause (i) of Section 9.2(c) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Acquiror Board and held for such purpose; and

(ii) each of those Transaction Proposals identified in clauses (i), (ii) and (iii) of Section 9.2(c), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Acquiror Board and held for such purpose.

(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and the consummation of the transactions contemplated hereby, including the Merger Closing.

(d) At a meeting duly called and held, the Acquiror Board has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 6.3 No Conflict. Subject to the Acquiror Shareholder Approval and the receipt of the Governmental Authorizations set forth in Section 6.4, the execution and delivery of this Agreement by Acquiror and the other documents to which Acquiror is a party contemplated hereby by Acquiror and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement or (ii) be, and would not be reasonably expected to be, material to Acquiror.

Section 6.4 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization is required on the part of Acquiror with respect to Acquiror’s execution, delivery and performance of this Agreement and the other Ancillary Agreements to which Acquiror is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) the Required Regulatory Approvals and (ii) the filing of the Merger Documents.

Section 6.5 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or its properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or its properties or assets, or, to the knowledge of Acquiror, any of its directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror, nor are any assets of Acquiror’s business bound or subject to any Governmental Order the violation of which would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement. As of the date hereof, Acquiror is in compliance with all applicable Laws, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement. For the past three (3) years, Acquiror has not received any written notice of or been charged with the violation of any Laws, except where such violation would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement.

Section 6.6 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since September 11, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Merger Closing Date, then on the date of such amendment or superseding filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Merger Closing Date, then on the date of such amendment or superseding filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.7 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since September 11, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since September 11, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of NYSE. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Shares or prohibit or terminate the listing of Acquiror Class A Common Stock on NYSE. Acquiror has taken no action that would reasonably be likely to result in the termination of the registration of the Acquiror Class A Common Stock under the Exchange Act. Acquiror has not received any written or, to the knowledge of Acquiror, oral deficiency notice from the NYSE relating to the continued listing requirements of the Acquiror Class A Common Stock.

(d) Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) in all material respects fairly present the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in all material respects in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements in all material respects. Since the consummation of the initial public offering of Acquiror’s securities, Acquiror has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to any Acquiror SEC Filing. Each such certification is correct and complete in all material respects.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (ii) any claim or allegation regarding any of the foregoing.

Section 6.8 Trust Account. As of the date of this Agreement, Acquiror has at least $828,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $28,980,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of September 11, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by Acquiror or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Acquiror. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Merger Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no material claims or material proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Merger Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Merger Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the conditions set forth in Section 10.1 and Section 10.2 are satisfied, Acquiror does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Merger Closing Date.

Section 6.9 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.10 Absence of Changes. Since September 11, 2020, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement and (b) Acquiror has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 6.11 No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror as a result of or in connection with the consummation of the transactions contemplated hereby, as of the date of this Agreement, there is no liability, debt or obligation of or claim or judgment against Acquiror (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, or (c) which would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement.

Section 6.12 Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is $55,000 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, of which 82,800,000 shares are issued and outstanding (including those underlying the Acquiror Units), (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 20,700,000 shares are issued and outstanding, and (iii) 5,000,000 preferred shares, par value $0.0001 per share, of which no shares are issued and outstanding (the foregoing clauses (i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) As of the date of this Agreement, 27,600,000 Acquiror Public Warrants (including those underlying the Acquiror Units) and 12,373,333 Acquiror Private Placement Warrants are issued and outstanding. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to the Enforceability Exception; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, any Additional Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Other than in connection with the PIPE Investment or the Transactions, and except as set forth in this Section 6.12 as contemplated by this Agreement or the other documents contemplated hereby, or with the written consent of the Company, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) Acquiror has no Subsidiaries, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.13 Brokers’ Fee; Historical Operations Expenses. No broker, finder, investment banker or other Person (except the Person(s) set forth on Section 6.13 of the Acquiror Disclosure Letter) is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates. Acquiror has not incurred Historical Operations Expenses in excess of $2,000,000.

Section 6.14 Indebtedness. Acquiror does not have any Indebtedness other than Working Capital Loans. As of the date hereof, the balance of the Working Capital Loans is $1,000,000.

Section 6.15 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) Acquiror has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of Acquiror and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror.

(f) Acquiror is not a party to any Tax indemnification or Tax sharing or similar agreement (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(g) Acquiror is not liable for Taxes of any other Person (other than Acquiror) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) No written claim has been made by any Governmental Authority where the Acquiror does not file Tax Returns that it is or may be subject to a material tax in that jurisdiction.

(i) Acquiror has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Acquiror has not taken any action or agreed to take any action not contemplated by the Transactions, and to the knowledge of Acquiror there are no facts or circumstances, that would reasonably be expected to prevent the Intended Tax Treatment.

Section 6.16 Business Activities.

(a) Since formation, Acquiror has not conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror or as currently conducted or as contemplated to be conducted as of the Merger Closing.

(b) Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination (other than confidentiality agreements, term sheets, letters of intent or other customary agreements entered into in connection with review of potential initial business combinations conducted by Acquiror, in each case which were entered into prior to the date hereof and which do not contain binding terms with respect to liabilities or obligations to effect a Business Combination).

(c) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), Acquiror is not a party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans.

Section 6.17 Stock Market Quotation. As of the date hereof, the shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NYSE under the symbol “CRHC.” As of the date hereof, the Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “CRHC WS.” Acquiror is in compliance with the rules of NYSE and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by NYSE or the SEC with respect to any intention by such entity to deregister the shares of Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of shares of Acquiror Class A Common Stock or Acquiror Warrants on NYSE. Neither Acquiror nor its Affiliates has taken any action in an attempt to terminate the registration of the shares of Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 6.18 Investigation; No Other Representations.

(a) Acquiror, on its own behalf and on behalf of its representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and its Subsidiaries and (ii) it has been furnished with or given access to such documents and information about Company, its Subsidiaries and their respective businesses and operations as they and their respective representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Ancillary Agreements to which it is a party, Acquiror has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI and in the Ancillary Agreements to which it is a party and no other representations or warranties of the Company, its Subsidiaries or any other Person, either express or implied, and Acquiror, on its own behalf and on behalf of its representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI and in the Ancillary Agreements to which it is a party, neither Acquiror nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

Section 6.19 No Outside Reliance. Notwithstanding the delivery or disclosure (except in Article IV and Article V or the Company Disclosure Letter) to Acquiror or any of its respective representatives of any documentation or other information (including any financial projections or other supplemental details), Acquiror and its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV and Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company as conducted after the Acquisition Closing, as contained in any materials provided by Company or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise, and no statement contained in any of such materials made or made in any such presentation of the business and affairs of the Company shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Acquiror in executing, delivery or performing this Agreement or the Transactions. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV and Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 6.20 No Additional Representation or Warranties. Except as provided in this Article VI, neither Acquiror nor its Affiliates, nor any of its directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any other information provided to the Company or its Affiliates. Except for the representations and warranties expressly set forth in this Article VI, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by or on behalf of the Acquiror are not and shall not be deemed to be or to include representations or warranties of Acquiror or any other person, and are not and shall not be deemed to be relied upon by any Company Party in executing, delivering or performing this Agreement or the Transactions.

Article VII

COVENANTS OF THE COMPANY

Section 7.1 Conduct of Business. From the date of this Agreement through the earlier of the Acquisition Closing or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as explicitly contemplated by this Agreement or the Ancillary Agreements, as required by Law (including any COVID-19 Measures), for any COVID-19 Reasonable Response, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or as set forth on Section 7.1 of the Company Disclosure Letter, use commercially reasonable efforts to (x) operate the business of the Company in the ordinary course of business consistent with past practice and (y) preserve intact the Company’s present business organization, retain the Company’s current officers, and preserve the Company’s relationships with its key suppliers and customers (if applicable). Without limiting the generality of the foregoing, except as explicitly contemplated by this Agreement or the Ancillary Agreements, as required by Law (including any COVID-19 Measures), for any COVID-19 Reasonable Response, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or as set forth on Section 7.1 of the Company Disclosure Letter, the Company shall not, and the Company shall cause its Subsidiaries not to:

(a) change or amend the Governing Documents of the Company, Swiss NewCo, US HoldCo and DE Merger Sub, or any of the Company’s Material Subsidiaries, in each case, in a manner adverse in any material respect to Acquiror;

(b) make or declare any dividend or distribution to the equityholders of Company or make any other distributions in respect of any shares of the Company Capital Stock or the Equity Securities of the Company, Swiss NewCo, US HoldCo and DE Merger Sub or any of Material Subsidiary (other than (x) any dividends or distributions between or among the Company and any of its Subsidiaries or (y) a special dividend by the Company in an amount not to exceed €170,000,000 (it being understood that the Company intends to make such dividend on or prior March 31, 2022));

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company, Swiss NewCo, US HoldCo and DE Merger Sub or any Material Subsidiary’s capital stock or Equity Securities, except for any such transaction contemplated by the Reorganization Plan or, with respect to any split, combination, reclassification or recapitalization of any shares or series of Material Subsidiary’s capital stock or Equity Securities, in a manner not adverse in any material respect to the Company or any Material Subsidiary;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other Equity Securities of Company, Swiss NewCo, US HoldCo and DE Merger Sub or any Material Subsidiary, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other Equity Securities of the Company or its Subsidiaries, or (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof (other than any such acquisition or merger that (i) would not reasonably be expected to delay the effectiveness of the Registration Statement (or the Proxy Statement/Registration Statement) or a registration statement on Form F-1 for the resale of the securities issued in the PIPE Investment following the Acquisition Closing, (ii) would not reasonably be expected to delay the satisfaction of the conditions set forth in Sections 10.1(d) and (e) or (iii) would not otherwise reasonably be expected to delay the Closings (such acquisition or merger, together with the transactions set forth in Sections 7.1(c) and (d), each, a “Permitted Transaction”));

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its Subsidiaries or among its Subsidiaries, (iii) transactions in the ordinary course of business consistent with past practice or (iv) transactions involving assets or properties that are sold, assigned, transferred, conveyed, leased or otherwise disposed of at or above fair market value (as reasonably determined by Swiss NewCo) and that in the aggregate generate less than 5% of the consolidated EBITDA of the Company and its Subsidiaries for the most recent four completed consecutive fiscal quarters ending prior to the consummation of such transaction;

(g) take any action (alone or together with any other action or event) that results in a mandatory prepayment pursuant to Section 9.2(b)(ii) of the Senior Facilities Agreement;

(h) (i) issue or sell any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, in each case, except (x) in the ordinary course of business consistent with past practice, (y) for the issuance, sale, or incurrence of debt securities or Indebtedness used to refinance existing Indebtedness or to finance a Permitted Transaction, or (z) so long as the Net Leverage of the Company and its Subsidiaries on a consolidated basis under IFRS does not exceed 3.5 after giving effect to such transaction;

(i) except in the ordinary course of business consistent with past practice or to the extent not reasonably expected to have a Company Material Adverse Effect, (i) make or change any election in respect of material Taxes, (ii)  adopt or request permission of any taxing authority to change any accounting method in respect of Taxes, (iii) enter into any closing agreement in respect of Taxes executed on or prior to the Acquisition Closing Date, (iv) enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (v) materially amend, modify or otherwise change any filed Tax Return;

(j) take any action, or knowingly fail to take any action not contemplated by the Transactions, where such action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(k) (i) issue, sell, or otherwise dispose of any existing or additional shares of Company Capital Stock or securities exercisable for or convertible into shares of Company Capital Stock, other than (1) in respect of the PIPE Investment, including for the avoidance of doubt, the issuance of Swiss NewCo Class B Shares, warrants or other securities pursuant to a Subscription Agreement or an Additional Subscription Agreement, or (2) as consideration in a Permitted Transaction, or (ii) grant any equity or equity-based compensation;

(l) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Material Subsidiaries (other than the Acquisition Transactions);

(m) terminate without replacement or fail to use commercially reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(n) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Affiliate Agreements, other (i) than as required by Law or (ii) any Affiliate Agreements providing for payments, aggregated with any other Affiliate Agreement under this clause (ii), not exceeding $20,000,000;

(o) take any action that, to the knowledge (or reckless indifference) of any of the Key Knowledge Persons at the time of taking of such action, (i) would reasonably be expected to materially delay the effectiveness of the Registration Statement (or the Proxy Statement/Registration Statement) or a registration statement on Form F-1 for the resale of the securities issued in the PIPE Investment following the Closings or (ii) would reasonably be expected to delay the Closings by more than ten (10) Business Days, including by virtue of reasonably being expected to require any waiting period under applicable Law or approval of any Governmental Authority which (x) would be required by Law to occur and expire before the Closings are permitted to occur and (y) the Company would not reasonably expect to receive or have expired prior to the four (4) month anniversary as of the date hereof (an action taken in violation of this Section 7.1(o), a “Delaying Breach”); provided that, upon the actual knowledge of the Key Knowledge Persons of a Delaying Breach, the Company shall promptly (and in any event no later than within three (3) Business Days) inform Acquiror in writing (the “Acquiror Notice”), and the Company shall have twelve (12) Business Days from the delivery of the Acquiror Notice to cure such Delaying Breach, it being understood that any such action cured during such cure period shall no longer be deemed a Delaying Breach other than in the case of a willful and material breach (as defined in Section 11.2); provided, further, that any action taken by the Company or its Subsidiaries pursuant to Section 7.1(e) of the Company Disclosure Letter shall be subject to compliance with this Section 7.1(o); or

(p) enter into any agreement to do any action prohibited under this Section 7.1.

Section 7.2 Inspection. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (for purposes of consummating the Transactions), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. All information obtained by Acquiror or its representatives pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement.

Section 7.3 Preparation and Delivery of Additional Company Financial Statements.

(a) The Company shall use commercially reasonable efforts to deliver to Acquiror and Swiss NewCo, as soon as reasonably practicable following the date of this Agreement, audited consolidated statements of financial position and statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2020, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed Audited Financial Statements for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to the such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) The Company shall be prepared to deliver the PCAOB Financial Statements to Acquiror within twenty (20) Business Days after the date hereof, subject to Acquiror’s, Swiss NewCo’s and the Company’s preparation of the Proxy Statement/Registration Statement as described in Section 9.2.

(c) The Company shall use its commercially reasonable efforts to deliver to Acquiror and Swiss NewCo, as soon as reasonably practicable following the date of this Agreement, the audited consolidated statements of financial position and statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2021 (the “2021 Year End Financials”), together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided that upon delivery of such 2021 Year End Financials, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the 2021 Year End Financials with the same force and effect as if made as of the date of this Agreement.

(d) If the Merger Effective Time has not occurred prior to the date the PCAOB Financial Statements become stale for purposes of Regulation S-X of the Securities Act (the “Staleness Date”), the Company shall use its commercially reasonable efforts to deliver to Acquiror and Swiss NewCo, as soon as reasonably practicable following the Staleness Date, the unaudited interim consolidated statement of financial position as of March 31, 2022, and the related unaudited interim statements of comprehensive income, changes in equity, and cash flows for the three-month period ended March 31, 2022 of the Company and its Subsidiaries (the “Q1 2022 Financial Statements”), together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided that upon delivery of such Q1 2022 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q1 2022 Financial Statements with the same force and effect as if made as of the date of this Agreement.

(e) The Company shall use its commercially reasonable efforts to cause its independent auditors to provide any necessary consents to the inclusion of the financial statements set forth in Section 4.8 and this Section 7.3 in Swiss NewCo’s filings with the SEC in accordance with the applicable requirements of federal securities Laws.

Section 7.4 Affiliate Agreements. At or prior to the Acquisition Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements set forth on Section 7.4 of the Company Disclosure Letter and provide Acquiror with evidence of such termination or settlement reasonably satisfactory to Acquiror.

Section 7.5 Acquisition Proposals. From the date hereof until the Acquisition Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, the Company and its Subsidiaries shall not, and the Company shall instruct and use its commercially reasonable efforts to cause its representatives, not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state relating to an Acquisition Proposal, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. From and after the date hereof, the Company shall, and shall instruct its Subsidiaries, officers and directors to, and the Company shall instruct representatives acting on its behalf or on behalf of its Subsidiaries to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal (other than the Parties and their respective representatives).

Section 7.6 Subsidiary Member Approval. As promptly as reasonably practicable (and in any event within twenty-four (24) hours) following the date of this Agreement, Swiss NewCo, as the sole member of US HoldCo, will approve and adopt this Agreement, the Ancillary Agreements to which US HoldCo is or will be a party and the transactions contemplated hereby and thereby (including the Acquisition Transactions); and US HoldCo, as the sole member of DE Merger Sub, will approve and adopt this Agreement, the Ancillary Agreements to which DE Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Acquisition Transactions).

Section 7.7 Stock Exchange Listing of Swiss NewCo Ordinary Shares. The Company shall cause Swiss NewCo to, and Swiss NewCo shall, use its commercially reasonable efforts to cause Swiss NewCo Class B Shares issuable in accordance with this Agreement to be approved for listing on the Stock Exchange (and Acquiror, the Company, US HoldCo and DE Merger Sub shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Merger Closing Date and to cause Swiss NewCo to satisfy any applicable initial and continuing listing requirements of the Stock Exchange, subject to any available exemptions or phase-in periods.

Section 7.8 Acquiror D&O Indemnification and Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of past or present directors, officers, members, managers and employees of Acquiror, as provided in an Acquiror’s Governing Documents or otherwise in effect as of the date of the Merger Closing, in either case, solely with respect to any matters occurring on or prior to the Merger Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Merger Closing for a period of six years and (ii) Swiss NewCo will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, Swiss NewCo shall advance expenses in connection with such indemnification as provided in Acquiror’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Acquiror’s Governing Documents or other applicable agreements shall not, during such six-year period, be amended, repealed or otherwise modified after the Merger Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Merger Closing or at any time prior to the Merger Closing, were or are directors, officers, members, managers or employees of Acquiror (the “Acquiror D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Merger Closing and relating to the fact that such Acquiror D&O Person was a director, officer, member, manager or employee of Acquiror at or prior to the Merger Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) Swiss NewCo shall not have any obligation under this Section 7.8 to any Acquiror D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Acquiror D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) Swiss NewCo shall purchase, at or prior to the Merger Closing, and maintain in effect for a period of six (6) years after the Merger Closing Date, without lapses in coverage, a “tail” insurance policy(ies) providing directors’ and officers’ liability and fiduciary liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy(ies) of Acquiror as of the date hereof with respect to matters occurring on or prior to the Merger Closing. Such “tail” insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Acquiror’s directors’ and officers’ liability and fiduciary liability insurance policy(ies) as of the Merger Closing; provided that Swiss NewCo shall not be required to pay a premium for such “tail” insurance policy(ies) in excess of 350% of the most recent annual premium paid by Acquiror prior to the date of this Agreement and, in such event, Swiss NewCo shall purchase the maximum coverage available for 350% of the most recent annual premium paid by Acquiror prior to the date of this Agreement.

(d) If Swiss NewCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Swiss NewCo or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Section 7.8.

(e) The Acquiror D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.8 are intended to be third-party beneficiaries of this Section 7.8. This Section 7.8 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Swiss NewCo, the Company and the Company’s Subsidiaries.

Section 7.9 Notice of Permitted Transactions. During the Interim Period, the Company shall provide eight (8) days’ advance written notice to Acquiror prior to entering into any definitive acquisition agreement, purchase agreement or other similar agreement providing for a Permitted Transaction.

Section 7.10 Primrose Restructuring. The Company shall use reasonable best efforts to take all such actions as are reasonably necessary to negotiate, execute and deliver the Primrose Agreement, on the terms and conditions set forth in the Binding Letter Agreement, with the other parties thereto; provided the Company shall not amend the Binding Letter Agreement without Acquiror’s written consent (not to be unreasonably withheld, conditioned or delayed).

Article VIII

COVENANTS OF ACQUIROR

Section 8.1 Trust Account Proceeds and Related Available Equity.

(a) Acquiror shall take all necessary and appropriate actions to release and make available all of the remaining funds from the Trust Account, after payments for any deferred underwriting commissions and the Acquiror Share Redemptions, including (1) providing notice to the Trustee of the anticipated date of Closing for the purpose of unwinding any non-cash assets in the Trust Account, sufficiently in advance of the Closing and in accordance with the terms of the Trust Agreement, (2) upon satisfaction or waiver of the conditions set forth in Article X, (i) in accordance with and pursuant to the Trust Agreement, at the Merger Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (I) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions (II) pay any deferred underwriting commissions, and (III) pay all remaining amounts then available in the Trust Account to Swiss NewCo for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.2 De-Listing. Prior to the Merger Closing, Acquiror shall cooperate with Swiss NewCo and, with respect to Acquiror, shall use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to de-list all securities of Acquiror from the Stock Exchange and de-register such securities under the Exchange Act as soon as practicable following the Merger Effective Time.

Section 8.3 No Solicitation by Acquiror. From the date hereof until the Merger Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 8.4 Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, except as explicitly contemplated by this Agreement (including as contemplated by any of the Subscription Agreements, any of the Additional Subscription Agreements or in connection with the PIPE Investment) or the Ancillary Agreements, as required by Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as explicitly contemplated by this Agreement (including as contemplated by any of the Subscription Agreements, any of the Additional Subscription Agreements or in connection with the PIPE Investment) or the Ancillary Agreements, as required by Law or as consented to by the Company in writing (which consent, except with respect to clause (xii), shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not:

(i) change, modify or amend (or seek any approval from the Acquiror Shareholders to) the Trust Agreement or the Governing Documents of Acquiror, except as contemplated by the Transaction Proposals;

(ii) withdraw any funds from the Trust Account, other than as permitted by the Trust Agreement;

(iii) except as contemplated by the Transaction Proposals (including any adjustment made with respect to the Swiss NewCo Warrants in the Warrant Conversion), (A) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iv) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(v) except in the ordinary course of business and consistent with past practice (A) make or change any material election in respect of material Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes, (E) enter into any material Tax sharing or similar agreement (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes), (F) settle any claim or assessment in respect of material Taxes, (G) surrender or allow to expire any right to claim a refund of material Taxes or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(vi) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Intended Tax Treatment;

(vii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or otherwise incur or assume any Indebtedness, or guarantee any Indebtedness of another Person, other than (x) fees and expenses incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements, (y) any adjustment made with respect to the Swiss NewCo Warrants in the Warrant Conversion or (z) in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business, subject to Section 8.4(a)(xii) below);

(viii) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than (x) in respect of the PIPE Investment, including for the avoidance of doubt, Acquiror Class A Common Stock, warrants or other securities pursuant to an Additional Subscription Agreement, and (y) to effect a transfer or agreement to transfer (which may be effectuated as a forfeiture to Acquiror and reissuance by Acquiror) of Acquiror Class A Common Stock or Acquiror Class B Common Stock by Sponsor to an investor pursuant to a Subscription Agreement or an Additional Subscription Agreement, in the case of an Additional Subscription Agreement, entered into with the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, except as provided for in clause (x) and (y) above, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Acquiror Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein except for any adjustment made with respect to the Swiss NewCo Warrants in the Warrant Conversion;

(ix) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(x) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xi) change Acquiror’s methods of accounting in any material respect, other than changes that are required by any securities Law or any order, directive, guideline, recommendation, statement, comment or guidance issued, passed, approved, published, promulgated or released by, the SEC, following reasonable prior consultation with the Company;

(xii) (A) incur any Acquiror Transaction Expenses resulting in aggregate Acquiror Transaction Expenses exceeding the Acquiror Transaction Expenses Cap after such incurrence, or (B) use any proceeds from any Working Capital Loan issued following the date hereof for any expenses other than Specified Acquiror Transaction Expenses and Customary Operations Expenses;

(xiii) incur Working Capital Loans other than the incurrence of Working Capital Loans such that the aggregate outstanding Working Capital Loans (including those incurred prior to the date of this Agreement) do not exceed $3,500,000 in the aggregate after such incurrence; or

(xiv) enter into any agreement to do any action prohibited under this Section 8.4.

(b) During the Interim Period, Acquiror shall use commercially reasonably efforts to materially comply with, and continue materially performing under, as applicable, the Trust Agreement and all other agreements or Contracts to which Acquiror may be a party.

Section 8.5 Acquiror Public Filings. From the date hereof through the Merger Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC (including any amendment or restatement of any report previously filed or furnished to the extent necessary to respond to comments or other guidance, whether formal or informal from the SEC) and otherwise comply in all material respects with its reporting obligations under applicable Laws. Any report filed by Acquiror with the SEC after the date hereof shall be considered an Acquiror SEC Filing for the purposes of this Agreement.

Section 8.6 Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board by any of the Acquiror Shareholders prior to the Merger Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation if and to the extent all such settlement payments exceed $250,000 in the aggregate without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Article IX

JOINT COVENANTS

Section 9.1 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Acquiror, Swiss NewCo, US HoldCo, DE Merger Sub and the Company shall, and the Company shall cause its Subsidiaries to: (i) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all Governmental Authorizations (including Gaming Approvals) required to be obtained in connection with the Transactions, (ii) use commercially reasonable efforts to take, or cause to be taken, and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Transactions, including using commercially reasonable efforts to obtain all material Governmental Authorizations (including Gaming Approvals) that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that in no event shall Swiss NewCo, Acquiror, US HoldCo, DE Merger Sub, the Company or its Subsidiaries be obligated to bear any material expense, pay any material fee or grant any material concession in connection with obtaining any such approvals (other than any required filing fees in connection therewith); provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such approvals, and (iii) take such other action as may reasonably be necessary or as any other Party may reasonably request to satisfy the conditions of the other Parties set forth in Article X or otherwise to comply with this Agreement. The Parties shall promptly inform the other of any substantive communication between any itself, and any Governmental Authority regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the other Parties. Nothing in this Section 9.1 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any of its Subsidiaries or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. Without limiting in any respect the Parties’ obligations under this Section 9.1, the Company shall have the right to direct, devise and implement the strategy with respect to obtaining Governmental Authorizations (including Gaming Approvals) in accordance with this Section 9.1; provided Acquiror is provided prompt notice by the Company of material communications and developments with respect to such process; provided, further, that the Company shall not be permitted to consent to any action, omission, undertaking, commitment or agreement with any Governmental Authority to the extent that such action, omission, undertaking, commitment or agreement requires any action, omission, commitment, undertaking or agreement by Acquiror or its Affiliates without the prior written consent of Acquiror.

(b) From and after the date of this Agreement until the earlier of the Acquisition Closing or termination of this Agreement in accordance with its terms, the Parties shall give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed material written communication to any Governmental Authority relating to the transactions contemplated by this Agreement, including in respect of any Tax rulings related thereto. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person, videoconference, or by telephone with any Governmental Authority in connection with the transactions contemplated by this Agreement, including in respect of any Tax rulings related thereto, unless, to the extent not prohibited by such Governmental Authority, it consults with the other Parties, in advance. Each of the Parties shall use commercially reasonable efforts to provide (or use commercially reasonable efforts to cause its Affiliates provide) to the other Parties reasonable information or documents in such Party’s possession and within its control as are necessary or required for the preparation of any filings, notifications or submissions in connection with all Governmental Authorizations (including Gaming Approvals) required to be obtained in connection with the Transactions. Notwithstanding the foregoing, any materials shared may be redacted before being provided to the other Parties (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns.

Section 9.2 Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) As promptly as practicable following the execution and delivery of this Agreement and the receipt by Swiss NewCo and Acquiror of the PCAOB Financial Statements and the Q3 2021 Financial Statements, Swiss NewCo and Acquiror shall prepare, with the assistance of the Company, and cause to be filed with the SEC by Swiss NewCo a registration statement on Form F-1 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Swiss NewCo Class B Shares to be issued under this Agreement as the Merger Consideration and the Swiss NewCo Warrants (and the Swiss NewCo Class B Shares issuable upon exercise thereof). Each of Acquiror and the Company shall use its commercially reasonable efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Transactions. Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to shareholders of Acquiror. Swiss NewCo and the Company shall pay all fees and expenses incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection with the listing of Swiss NewCo Class B Shares to be issued as Merger Consideration and the Swiss NewCo Warrants (and the Swiss NewCo Class B Shares issuable upon exercise thereof), other than fees and expenses of advisors (which shall be borne by the party incurring such fees).

(b) Each of Acquiror, Swiss NewCo and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror, Swiss NewCo or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company and Swiss NewCo, on the other hand, shall reasonably cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Acquiror, Swiss NewCo and the Company shall use commercially reasonable efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror’s Governing Documents. Each of the Company, Swiss NewCo and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Swiss NewCo receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Acquiror and Swiss NewCo agree to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination (as defined in the Acquiror’s Governing Documents) and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) adjournment of the special meeting (the “Acquiror Shareholders’ Meeting”), if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal”) and (iii) approval of any other proposals required by applicable securities Laws or the NYSE or Nasdaq listing rules or reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions (the “Additional Proposal” and together with the Transaction Proposal and the Adjournment Proposal, the “Transaction Proposals”). Without the prior written consent of the Company, the Transaction Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be voted on by the Acquiror Shareholders at the Acquiror Shareholders’ Meeting.

(d) Acquiror shall use commercially reasonable efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting, (ii) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in accordance with the recommendation of the Acquiror Board with respect to each of the Transaction Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Transaction Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). Acquiror may postpone the Acquiror Shareholders’ Meeting, or adjourn the Acquiror Shareholders’ Meeting opened in accordance with the Acquiror’s Governing Documents, on one or more occasions for up to twenty (20) Business Days in the aggregate after the date for which the Acquiror Shareholders’ Meeting was originally scheduled upon the good faith determination by the Acquiror Board that such postponement or adjournment, as the case may be, is necessary to (i) solicit additional proxies to obtain the Acquiror Shareholder Approval, (ii) obtain a quorum if one is not present at any then scheduled Acquiror Shareholders’ Meeting, (iii) ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the Acquiror Shareholders with adequate time for review prior to the Acquiror Shareholders’ Meeting, or (iv) otherwise take actions consistent with Acquiror’s obligations under Section 9.3.

Section 9.3 Support of Transaction. Without limiting any covenant contained in Article VII, or Article VIII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use commercially reasonable efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Acquisition Transactions, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions to the obligations of the other parties set forth in Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law.

Section 9.4 Cooperation; Consultation.

(a) Prior to Acquisition Closing, each of the Company, Swiss NewCo and Acquiror shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with the PIPE Investment or any other financing arrangement the parties may mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company, Swiss NewCo or Acquiror shall be subject to the parties’ mutual agreement), including (i) by providing such information and assistance as the other party may reasonably request (including the Company and Acquiror providing such financial statements and other financial data relating to the Company or Acquiror and their Subsidiaries, as applicable, and as would be required (x) if Swiss NewCo were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby, (y) for a registration statement on Form F-1 for the resale of the securities issued in the PIPE Investment following the Acquisition Closing), (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations) and (iv) taking, or to causing to be taken, all actions required, necessary or advisable to consummate such financing transactions, including using commercially reasonable efforts to enforce its rights under any Subscription Agreement or Additional Subscription Agreement. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the date of the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 12.12), until the Acquisition Closing Date, Acquiror and the Company shall use their commercially reasonable efforts to, and shall instruct their respective financial advisors to, keep each other and each other’s financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the Acquiror Common Shares during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, each other and each other’s financial advisors with respect to such matters.

Section 9.5 Additional Equity Financing. For the avoidance of doubt, during the Interim Period and subject to Sections 7.1(k) and 8.4(a)(viii), Acquiror and the Company and/or Swiss NewCo may execute Additional Subscription Agreements with investors with the prior written consent of the other Parties hereto.

Section 9.6 Section 16 Matters. Prior to the Merger Effective Time, upon request of Acquiror, each of the Company and Swiss NewCo shall use commercially reasonable efforts to take all such steps (to the extent permitted under applicable Law) to cause any acquisitions or dispositions of the Swiss NewCo Ordinary Shares or of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 9.7 [Reserved].

Section 9.8 Employee Matters. Prior to the Acquisition Effective Time, Swiss NewCo shall approve and adopt an incentive award plan on substantially the terms set out in Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company) (the “Swiss NewCo Equity Incentive Plan”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Swiss NewCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Swiss NewCo shall use its commercially reasonable efforts to file an effective registration statement on Form F-8 (or other applicable form, including Form F-3) with respect to the Swiss NewCo Ordinary Shares issuable under the Swiss NewCo Equity Incentive Plan, and Swiss NewCo shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Swiss NewCo Equity Incentive Plan remain outstanding.

Section 9.9 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Acquisition Closing, and conditioned upon the occurrence of the Acquisition Closing, subject to any limitation imposed under applicable Laws and NYSE or Nasdaq, as applicable, listing requirements, Acquiror and Swiss NewCo shall take all actions necessary or appropriate to cause the individuals set forth on Section 9.9 of the Company Disclosure Letter, including the individual designated as the Acquiror director nominee (the “Acquiror Nominee”), to be elected as members of the Board of Directors of Swiss NewCo (the “Swiss NewCo Board of Directors) and/or officers of Swiss NewCo, as indicated thereon, in each case effective as of the Acquisition Closing. If any of the individuals set forth on Section 9.9 of the Company Disclosure Letter is prohibited by applicable Law from acting as a director or officer of Swiss NewCo or does not meet any regulatory fit and proper requirements or the Company (acting reasonably) determines that any such individual is in breach of any applicable Laws (including Anti-Bribery Laws and Sanctions Laws but excluding any other minor offenses that do not have an effect on the reputation or fit and proper status of such individual), a replacement individual shall be selected by the Company, or in the case of the Acquiror Nominee by the Acquiror, to act as a member of the Swiss NewCo Board of Directors and/or officer of Swiss NewCo, as applicable. On the Acquisition Closing Date, Swiss NewCo shall enter into customary indemnification agreements reasonably satisfactory to the Acquiror with the Acquiror Nominee, which indemnification agreements shall continue to be effective following the Acquisition Closing.

Section 9.10 Tax Matters.

(a) The Parties intend that the Merger will qualify for the SPAC Intended Tax Treatment. This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations.

(b) The Parties shall reasonably cooperate with each other and their respective tax counsel to document and support the SPAC Intended Tax Treatment and take all the actions described on Section 9.10 of the Company Disclosure Letter (collectively, the “Intended Tax Treatment”). The Parties (i) shall not take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment and (ii) shall not take any inconsistent position for Tax purposes unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

(c) The Parties shall reasonably cooperate with each other and their respective tax counsel to effectuate their intent that the Merger and the contribution of the Company Common Stock against shares and cash (i) qualify as a reorganization under Article 6 Section 1 Sub-Section abis of the Federal Law on Stamp Duty (Bundesgesetz über die Stempelabgabe, StG) and shall not be subject to the Swiss stamp and transfer duties, and (ii) shall not trigger Swiss withholding tax under the Federal Law on Withholding Tax (Verrechnungssteuergesetz, VStG).

(d) The Parties shall reasonably cooperate with each other and their respective tax counsel to effectuate their intent that, to the greatest extent possible, the full value of the Company in the amount of the $6,612,672,756 or, at the minimum, its tax book value, the full value of the PIPE Investment and the full value of cash or cash equivalents available in the Trust Account of the Acquiror following the Acquiror Share Redemption (less contribution costs) are recognized by the competent Governmental Authority as capital contribution reserves.

Article X

CONDITIONS TO OBLIGATIONS

Section 10.1 Conditions to Obligations of the Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following conditions, any one or more of which (other than the condition in Section 10.1(g)) may be waived in writing by all of such parties:

(a) The Acquiror Shareholder Approval shall have been obtained;

(b) Solely to the extent required and to the extent the Closings shall not have occurred by September 11, 2022, the approval set forth on Section 10.1(b) of the Acquiror Disclosure Letter shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The Gaming Approvals and other regulatory approvals set forth on Section 10.1(d) of the Company Disclosure Letter (the “Required Regulatory Approvals”) shall have been obtained;

(e) There shall not be in force any Governmental Order enjoining or prohibiting the consummation of either or both of the Acquisition Transactions or any Law that makes the consummation of either or both of the Acquisition Transactions illegal or otherwise prohibited; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f) The Swiss NewCo Class B Shares to be issued in connection with the Acquisition Transactions shall have been approved for listing on the Stock Exchange; and

(g) Pursuant to section 655A of the Corporations Act 2001 (Commonwealth of Australia) (the “Australian Corporations Act”), the Australian Securities and Investments Commission shall have exempted the Exchange Agent and Swiss NewCo from compliance with section 606 of the Australian Corporations Act arising from their respective acquisitions of relevant interests in units in Reef Casino Trust (ARSN 093 156 293), an Australian managed investment scheme, as a result of the Transactions on such conditions as are acceptable to Swiss NewCo; provided that this Section 10.1(g) shall be a condition to the Acquisition Transactions only to the extent it would be a breach of the Australian Corporations Act to otherwise enter into this Agreement or consummate the Transactions.

Section 10.2 Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Acquisition Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) (i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the date hereof and as of the Acquisition Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) shall be true and correct in all material respects, in each case as of the as of the date hereof and Acquisition Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of the Company Parties contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the date hereof and as of the Acquisition Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that have not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company Parties set forth in this Agreement to be performed as of or prior to the Acquisition Closing shall have been performed in all material respects;

(c) The Swiss NewCo Ordinary Shares issuable in connection with the transactions contemplated by this Agreement shall be duly authorized by the general meeting, management board or board of directors of Swiss NewCo and Swiss NewCo’s Governing Documents; and

(d) There shall not have occurred and be continuing a Company Material Adverse Effect after the date of this Agreement.

Section 10.3 Conditions to the Obligations of the Company Parties. The obligation of the Company Parties to consummate, or cause to be consummated, the Acquisition Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) the Acquiror Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representations and warranties set forth in Section 6.12(a) shall be true and correct in all but de minimis respects as of the date hereof and as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) the representations and warranties of Acquiror in Article VI (other than the Acquiror Fundamental Representations and the representations and warranties set forth in Section 6.12(a)) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the date hereof and as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such date, except for, in each case, inaccuracies or omissions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the Transactions contemplated by this Agreement in accordance with the terms of this Agreement and changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(b) Each of the covenants of Acquiror set forth in this Agreement to be performed as of or prior to the Acquisition Closing shall have been performed in all material respects; and

(c) (i) The amount of cash or cash equivalents available in the Trust Account following the Acquiror Shareholders’ Meeting (after deducting the amount required to satisfy the Acquiror Share Redemption Amount but prior to payment of any Company Transaction Expenses or Acquiror Transaction Expenses) plus (ii) the PIPE Investment Amount actually received by Swiss NewCo (or other financing in connection with the Acquisition Transactions) prior to or substantially concurrently with the Acquisition Closing (the sum of (i) and (ii), the “Available Acquiror Cash”), is equal to or greater than $850 million.

Article XI

TERMINATION/EFFECTIVENESS

Section 11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) by the Company or Acquiror if the Acquisition Closing Date has not occurred by September 20, 2022 (the “Original End Date”); provided that if on the Original End Date the conditions to the Acquisition Closing set forth in Section 10.1(d) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on the Original End Date) or waived by all parties entitled to the benefit of such conditions, then such date shall automatically be extended, without any action on the part of any party hereto, to November 20, 2022 (the “Extended End Date”) (the Original End Date or the Original End Date to the extent extended by the Extended End Date, the “Agreement End Date”); provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this Section 11.1(b) if such party’s breach of this Agreement has prevented the consummation of the Acquisition Closing Date at or prior to such time;

(c) by the Company or Acquiror if any Governmental Authority, including any Gaming Regulatory Authority, shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of either or both of the Acquisition Transactions illegal or otherwise preventing or prohibiting consummation of either or both of the Acquisition Transactions or if there shall be adopted any Law that permanently makes consummation of either or both of the Acquisition Transactions illegal or otherwise prohibited;

(d) by the Company if there has been a Modification in Recommendation;

(e) by the Company or Acquiror if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(f) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.2(a) through Section 10.2(d) would not be satisfied at the Acquisition Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company prior to the end of the period ending on the date that is the earlier of (A) forty-five (45) days after receipt by the Company of notice from Acquiror of such breach or (B) the Agreement End Date (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, however, that Acquiror is not then in material breach of this Agreement; or

(g) by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 10.3(a) through Section 10.3(c) would not be satisfied at the Merger Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror prior to the end of the period ending on the date that is the earlier of (A) forty-five (45) days after receipt by Acquiror of notice from the Company of such breach or (B) the Agreement End Date (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period provided, however, that the Company is not then in material breach of this Agreement.

Section 11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company or Acquiror, as the case may be, for actual fraud or any willful and material breach (meaning an action or omission that at the time taken or made is both deliberate and known to be a material breach) of this Agreement occurring prior to such termination except that the provisions of this Section 11.2 and Article XII and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XII

MISCELLANEOUS

Section 12.1 Trust Account Waiver. The Company understands and acknowledges that Acquiror is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company further acknowledges that, as described in the final prospectus relating to Acquiror’s initial public offering filed with the SEC on September 10, 2020 (the “Prospectus”), substantially all of Acquiror’s assets consist of the cash proceeds of such initial public offering and private placement of securities, and substantially all of those proceeds have been deposited into a trust account (the “Trust Account”) for the benefit of Acquiror and Acquiror’s public shareholders. As further described in the Prospectus, the funds held from time to time in the Trust Account may only be released upon certain conditions. The Company acknowledges and agrees that, prior to the Acquisition Closing and subject in all respects to the Trust Agreement, it has no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies or other assets in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies or other assets in, the Trust Account that it may have now or in the future prior to Acquisition Closing. In the event the Company has any Claim against Acquiror under this Agreement or otherwise, the Company shall pursue such Claim solely against Acquiror and Acquiror’s assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.

Section 12.2 Waiver. Any Party to this Agreement may, at any time prior to the Merger Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 12.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to Acquiror prior to the Merger Closing, or to DE Surviving Company after the Merger Effective Time, to:

Cohn Robbins Holdings Corp.
1000 N. West Street
Wilmington, Delaware 19801
Attention:	Charles Kwon
Todd R. Marcy
Email:	charles@cohnrobbins.com
todd@cohnrobbins.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
June S. Dipchand
Email:	howard.ellin@skadden.com
june.dipchand@skadden.com

(b) If to the Company, to:

SAZKA Entertainment AG
Weinmarkt 9
6004 Luzern
Attention:	Pascal Genoud
Katarina Kohlmayer
Jonathan Handyside
Email:	pascal.genoud@allwynent.com
katarina.kohlmayer@kkcg.com
jonathan.handyside@allwynent.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Ave
New York, New York 10022
Attention:	Jonathan L. Davis
Steven Y. Li
Peter Seligson
Email:	jonathan.davis@kirkland.com
steven.li@kirkland.com
peter.seligson@kirkland.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.5 Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 7.8, the last two sentences of this Section 12.5, Section 12.16 and Section 12.17, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Legal counsel identified in Section 12.18 shall be express third-party beneficiaries of Section 12.18.

Section 12.6 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Acquisition Closing shall not occur, the Company shall be responsible for the Company Transaction Expenses, and Acquiror shall be responsible for the Acquiror Transaction Expenses. If the Acquisition Closing shall occur, Swiss NewCo shall (x) pay or cause to be paid, the Company Transaction Expenses, and (y) pay or cause to be paid, the Acquiror Transaction Expenses, in each of case (x) and (y), in accordance with Section 2.5(c) and Section 2.6. For the avoidance of doubt, any payments to be made (or to cause to be made) by Swiss NewCo pursuant to this Section 12.6 shall be paid upon consummation of the Acquisition Transactions and release of proceeds from the Trust Account.

Section 12.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that Swiss Law shall apply to the Company Share Capital Increase).

Section 12.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be delivered by email (including by .pdf, .tif, .gif, .jpeg or similar formatted attachment thereto) by any Party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required. This Agreement shall become effective when each Party hereto shall have received one or more counterparts hereof signed by each of the other Parties hereto and unless and until such receipt, this Agreement shall have no effect and no Party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.9 Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.10 Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Agreement, (c) the Sponsor Support Agreement, (d) the Company Support Agreement, (e) the Binding Letter Agreement and (f) Confidentiality Undertaking Letter Agreement, dated as of July 9, 2021, by and between Acquiror and the Company (the “Confidentiality Agreement”), and (g) when entered into at the Acquisition Closing, (i) the Registration Rights Agreement, (ii) the Warrant Assumption Agreement and (iii) the Relationship Agreement (the foregoing clauses (b) through (g), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the Parties hereto in the same manner as this Agreement and which makes reference to this Agreement.

Section 12.12 Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Acquisition Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided that no party shall be required to obtain consent pursuant to this Section 12.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.12(a).

(b) The restriction in Section 12.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under any regulatory approvals needed in connection with this Agreement, and to make any relating filing shall be deemed not to violate this Section 12.12.

Section 12.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.14 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE BASED ON, ARISE UNDER OR RELATE TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16 Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company and Acquiror, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company and Acquiror as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company or Acquiror and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 12.17 Non-Survival of Representations, Warranties and Covenants. Except (x) as expressly otherwise contemplated by Section 11.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Acquisition Closing and shall terminate and expire upon the occurrence of the Acquisition Effective Time (and there shall be no liability after the Acquisition Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Acquisition Closing and then only with respect to any breaches occurring after the Acquisition Closing and (b) this Article XII.

Section 12.18 Conflicts and Privilege.

(a) Each of the Parties to this Agreement, on its own behalf and on behalf of its successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Acquisition Closing between or among (i) the Sponsor, the shareholders or holders of other equity interests of Acquiror or the Sponsor, or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company Parties) (collectively, the “CRHC Group”), on the one hand, and (ii) the Company Parties or the shareholders or holders of other equity interests of the Company, or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company Parties) (collectively, the “Allwyn Group”), on the other hand, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), and PHH Prochaska Havranek Rechtsanwälte GmbH & Co KG; Maples and Calder (Cayman) LLP; Antis Triantafyllides & Sons LLC; BADOKH - Kuhn Dostál advokátní kancelář s.r.o; Koutalidis Law Firm; Gattai, Minoli, Partners Studio Legale; and Bär & Karrer AG (collectively, the “Local Counsels”) may represent the Sponsor or any other member of the CRHC Group in such dispute even though the interests of such Persons may be directly adverse to Swiss NewCo or the DE Surviving Company, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Company Parties or the Sponsor. The Parties, on behalf of their respective successors and assigns, further agree that, as to all communications prior to the Acquisition Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor or any other member of the CRHC Group, on the one hand, and Skadden and/or Local Counsels, on the other hand, shall be deemed subject to attorney client privilege (the “Skadden Privileged Communications”), and the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the members of the CRHC Group after the Acquisition Closing, and shall not pass to or be claimed or controlled by the Company Parties. Any privileged communications or information shared by the Company Parties prior to the Acquisition Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company Parties. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that the CRHC Group may restrict access to the Skadden Privileged Communications, whether located in the records or email server of any Party or its respective Subsidiaries, in any Action against or involving any of the Parties after the Acquisition Closing, and the Parties agree not to assert that any privilege has been waived as to the Skadden Privileged Communications, by virtue of the Transactions.

(b) Each of the Parties to this Agreement, on its own behalf and on behalf of its respective directors, managers, members, partners, officers, Affiliates, successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Acquisition Closing between or among (i) the members of the Allwyn Group, on the one hand, and (ii) Company Parties or any member of the CRHC Group, on the other hand, any legal counsel, including Kirkland & Ellis LLP (“Kirkland”) and Clifford Chance LLP (“Clifford”) that represented the Company Parties prior to the Acquisition Closing may represent any member of the Allwyn Group in such dispute even though the interests of such Persons may be directly adverse to the Company Parties, and even though such counsel may have represented the Company Parties in a matter substantially related to such dispute, or may be handling ongoing matters for the Company Parties, further agree that, as to all communications prior to the Acquisition Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Company Parties or any member of the Allwyn Group, on the one hand, and Kirkland or Clifford, on the other hand, shall be deemed subject to attorney client privilege (the “Kirkland Privileged Communications”), and the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the members of the Allwyn Group after the Acquisition Closing, and shall not pass to or be claimed or controlled by the DE Surviving Company. Any privileged communications or information shared by Acquiror or the Sponsor prior to the Acquisition Closing with the Company Parties or Allwyn Group under a common interest agreement shall remain the privileged communications or information of the CRHC Group. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that the Allwyn Group may restrict access to the Kirkland Privileged Communications, whether located in the records or email server of any Party or its respective Subsidiaries, in any Action against or involving any of the Parties after the Acquisition Closing, and the Parties agree not to assert that any privilege has been waived as to the Kirkland Privileged Communications, by virtue of the Transactions.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

COHN ROBBINS HOLDINGS CORP.

By:	/s/ Clifton S. Robbins
	Name:	Clifton S. Robbins
	Title:	Co-Chairman

ALLWYN ENTERTAINMENT AG

By:	/s/ Robert Chvatal
	Name:	Robert Chvatal
	Title:	Member of the Board

By:	/s/ Jan Matuska
	Name:	Jan Matuska
	Title:	Authorized Signatory

ALLWYN US HOLDCO LLC

By:	/s/ Pavel Saroch
	Name:	Pavel Saroch
	Title:	President

ALLWYN SUB LLC

By:	/s/ Pavel Saroch
	Name:	Pavel Saroch
	Title:	President

SAZKA ENTERTAINMENT AG

By:	/s/ Robert Chvatal
	Name:	Robert Chvatal
	Title:	Authorized Signatory

By:	/s/ Jan Matuska
	Name:	Jan Matuska
	Title:	Authorized Signatory

[Signature Page to Business Combination Agreement]